          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              MCKESSON CORPORATION
                              --------------------
                (Name of Registrant as Specified In Its Charter)

                              MCKESSON CORPORATION
                              --------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ]  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11:**

          ----------------------------------------------------------------------

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          ----------------------------------------------------------------------

** Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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          ----------------------------------------------------------------------

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          ----------------------------------------------------------------------

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          ----------------------------------------------------------------------

MCKESSON CORP.
   One Post Street, San Francisco, CA 94104

                                                                            LOGO

June 14, 1994

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of McKesson Corporation scheduled for 10:00 A.M. on Wednesday, July 27, 1994 in the Nob Hill Masonic Center in San Francisco, California.

  The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Meeting and Proxy Statement.

  The Corporation's audited financial statements, certain general information, six-year highlights and financial review are contained in the enclosed Appendix to the Proxy Statement as a separately bound document to facilitate retention as a reference source.

  The Annual Report issue of McKesson Today, our quarterly magazine for stockholders and employees, which will be mailed shortly, will contain our letter to stockholders, a financial and operating review and outlook, condensed financial statements and six-year highlights, as well as other information of topical interest.

  I look forward to seeing you at the meeting.

                                        Sincerely,
                                        /s/ Alan Seelenfreund
                                        -------------------------
                                        Alan Seelenfreund
                                        Chairman and Chief Executive Officer

LOGO

MCKESSON CORP.
   One Post Street, San Francisco, CA 94104 Tel 415 983 8300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 27, 1994

  The Annual Meeting of Stockholders of McKesson Corporation, a Delaware corporation (hereinafter called "McKesson" or the "Corporation"), will be held at 10:00 A.M. on Wednesday, July 27, 1994 in the Nob Hill Masonic Center, 1111 California Street, San Francisco, California, to consider and take action upon the following matters:

  1. election of three directors for terms expiring at the annual meeting in 1997;

  2. approval of amendments to the Corporation's 1978 Stock Option Plan;

  3. approval of the appointment of independent auditors;

  4. a stockholder proposal regarding executive compensation;

and such other business as may properly come before the meeting or any adjournment thereof.

  Holders of record of the Corporation's Common Stock, Series A Cumulative Preferred Stock and Series B ESOP Convertible Preferred Stock at the close of business on June 1, 1994 are entitled to receive notice of and to vote at the meeting.

  Whether or not you plan to attend the meeting, you are urged to complete, sign, date and return the enclosed proxy card promptly in the envelope provided. Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

                                        By order of the Board of Directors
                                        /s/ Nancy A. Miller
                                        ----------------------------
                                        Nancy A. Miller
                                        Vice President and Secretary

June 14, 1994

CONTENTS

                                                                           PAGE
                                                                           ----
General Information.......................................................   1
Voting Securities and Record Date.........................................   1
Security Ownership of Certain Beneficial Owners...........................   2
Security Ownership of Directors and Executive Officers....................   3
Election of Directors (Proxy Item No. 1)..................................   4
Securities Exchange Act of 1934...........................................   6
Board of Directors and Committees of the Board............................   6
Compensation of Directors.................................................   8
Report of the Compensation Committee on Executive Compensation............   9
Stock Price Performance Graphs............................................  13
Executive Officer Compensation............................................  15
  Summary Compensation Table..............................................  15
  Option/SAR Grants in the Last Fiscal Year...............................  16
  Aggregated Option/SAR Exercises in the Last Fiscal Year.................  16
  Long-Term Incentive Plan Awards in the Last Fiscal Year.................  17
  Employment Agreements...................................................  17
  Executive Severance Policy and Change in Control Arrangements...........  17
  Pension Benefits........................................................  19
Certain Transactions......................................................  19
Indebtedness of Executive Officers........................................  19
Amendments to the 1978 Stock Option Plan (Proxy Item No. 2)...............  20
Appointment of Independent Certified Public Accountants (Proxy Item No.
 3).......................................................................  23
Stockholder Proposal Regarding Executive Compensation (Proxy Item No. 4)..  24
Additional Information....................................................  25
Stockholder Proposals for the 1995 Annual Meeting.........................  25
Text of Amendments to the 1978 Stock Option Plan.......................... A-1

MCKESSON CORP.
   One Post Street, San Francisco, CA 94104 Tel 415 983 8300

                                                                   June 14, 1994

PROXY STATEMENT

GENERAL INFORMATION

  This Proxy Statement is being mailed on or about June 14, 1994 to stockholders of McKesson in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Annual Meeting of Stockholders to be held on July 27, 1994, and at any adjournment thereof, pursuant to the accompanying Notice of Meeting. Shares represented by a properly executed proxy will be voted as indicated on the proxy. Stockholders may revoke the authority granted by their proxies at any time before the exercise of the powers conferred thereby by notice in writing delivered to the Secretary of the Corporation; by submitting a subsequently dated proxy; or by attending the meeting, withdrawing the proxy, and voting in person.

  It is proposed that at the meeting action will be taken on the matters set forth in the accompanying Notice of Meeting and described in this Proxy Statement. The Board of Directors knows of no other matters that properly may be presented for action at the meeting. If any other matters do properly come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote thereon in accordance with their best judgment. Under the Corporation's By-Laws, for business to be properly brought before an annual meeting by a stockholder, the Secretary of the Corporation must have received written notice thereof not less than 30 days nor more than 60 days prior to the meeting (or, if fewer than 40 days' notice or prior public disclosure of the meeting date is given or made to stockholders, not later than the 10th day following the day of mailing notice of the meeting or public disclosure thereof). The notice must contain certain information about the proposed business and the stockholder who proposes to bring the business before the annual meeting, including (a) a brief description of the proposed business and the reasons for conducting such business at the annual meeting, (b) the stockholder's name and record address, (c) the class and number of shares beneficially owned by the stockholder, and (d) any material interest of the stockholder in the business so proposed. Notwithstanding anything in the By-Laws to the contrary, no business shall be conducted at an annual meeting except in accordance with the foregoing procedures.

  The cost of soliciting proxies will be borne by the Corporation. In addition to solicitations by mail, officers and regular employees of the Corporation may solicit proxies personally or by telephone, telegraph or other means without additional compensation. Arrangements will also be made with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and the Corporation will, upon request, reimburse them for their reasonable expenses in so doing. Georgeson & Company, Inc., New York, N.Y., has been retained by the Corporation to assist in the solicitation of proxies for an anticipated fee of approximately $8,000 plus out-of-pocket costs and expenses.

VOTING SECURITIES AND RECORD DATE

  At the close of business on June 1, 1994, there were outstanding and entitled to vote at the meeting 129,128 shares of Cumulative Preferred Stock, Series A (Convertible) ("Series A Preferred Stock"), 2,741,538 shares of Series B ESOP Convertible Preferred Stock ("Series B ESOP Stock") and 40,668,837 shares of Common Stock. Each share of stock outstanding on such date entitles the stockholder of record thereof to one vote on each matter to be voted upon at the meeting. Holders of Common Stock, Series A Preferred Stock and Series B ESOP Stock vote together as a single class with regard to all matters to be acted upon at the meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of stock entitled to vote will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. If a quorum is present, a plurality of the votes cast at the meeting is required for the election of directors. Each other matter being submitted to stockholders for approval requires the affirmative vote of a majority of the aggregate number of shares present at the meeting and entitled to vote on the matter. Thus, an abstention has the same practical effect as a negative vote, but a broker non-vote has no effect.

  If a stockholder participates in the Corporation's Automatic Dividend Reinvestment Plan, the enclosed proxy includes all full shares of Common Stock held in the stockholder's dividend reinvestment plan account on the record date for the annual meeting, as well as shares held of record by the stockholder.

  Participants in the Corporation's Profit-Sharing Investment Plan have the right to instruct the Plan trustee, on a confidential basis, how the shares allocated to their accounts are to be voted and will receive a separate voting instruction card for that purpose.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The table below lists as of June 1, 1994, unless otherwise indicated, information as to the only persons believed by the Corporation to be beneficial owners of more than five percent of any class of its voting securities.

                                                          AMOUNT AND
                                                           NATURE OF    PERCENT
  TITLE OF               NAME AND ADDRESS OF              BENEFICIAL      OF
    CLASS                  BENEFICIAL OWNER                OWNERSHIP     CLASS
- -------------  ---------------------------------------- --------------- -------
Common         FMR Corp.                                   4,758,005(1)  11.82
               82 Devonshire Street
               Boston, MA 02109
Common         The Chase Manhattan Bank, N.A.,             4,236,561(2)  10.41
                as Trustee for the McKesson Corporation
Series B ESOP   Profit-Sharing Investment Plan             2,741,538(3) 100.00
               1 Chase Manhattan Plaza
               New York, NY 10081

- --------
(1) This information is based on an amendment dated February 10, 1994 to a
    Schedule 13G filed with the Securities and Exchange Commission reporting that, as of January 31, 1994, FMR Corp., a parent holding company, had sole voting power with respect to 41,747 shares and sole dispositive power with respect to 4,758,005 shares. Included in that number are 4,683,858 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and a registered investment advisor to several investment companies, including Fidelity Magellan Fund, whose ownership interest amounted to 3,618,035 shares or 8.99% of the outstanding Common Stock at January 31, 1994.
(2) These shares are held in trust for the benefit of participants in the Corporation's Profit-Sharing Investment Plan (PSIP) for which The Chase Manhattan Bank, N.A. is the Trustee. Shares that have been allocated to the individual accounts of participants in the PSIP are voted by the Trustee as instructed by PSIP participants. Shares allocated to participants' PAYSOP accounts for which no voting instructions are received will not be voted. All other shares for which no voting instructions are received from participants and unallocated shares of Common Stock and Series B ESOP Stock held in the leveraged employee stock ownership plan (the "Leveraged ESOP") established as part of the PSIP, will be voted by the Trustee in the same proportion as shares as to which voting instructions are received.
(3) These shares of Series B ESOP Stock may only be held in the PSIP Trust and must be converted into Common Stock prior to any distribution or sale out of the Trust.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The table below shows the beneficial ownership of shares of the Corporation's Common Stock and Series B ESOP Stock as of June 1, 1994, by each director, each executive named in the Summary Compensation Table on page 15, and by all directors and executive officers as a group.

                                                   TOTAL NUMBER OF SHARES
               NAME                                 BENEFICIALLY OWNED(1)
               ----                          -----------------------------------
       Tully M. Friedman...................    8,085 Common(2)(3)(4)
       James R. Harvey.....................    6,042 Common(3)(5)
       George M. Keller....................    8,406 Common(3)(4)(5)
       Leslie L. Luttgens..................    8,474 Common(2)(3)(4)
       David E. McDowell...................   60,380 Common(3)(6)
                                                  33 Series B ESOP(6)
       John M. Pietruski...................    7,000 Common(3)
       Alan Seelenfreund...................  184,307 Common(3)(6)
                                                  99 Series B ESOP(6)
       Jane E. Shaw........................    5,704 Common(3)(4)(5)(7)
       Robert H. Waterman, Jr..............    5,000 Common(3)
       Robert C. Johnson...................   27,032 Common(3)(6)
                                                  75 Series B ESOP(6)
       David L. Mahoney....................   19,581 Common(3)(6)
                                                  53 Series B ESOP(6)
       Charles A. Norris...................   35,164 Common(3)(6)(7)
                                                  53 Series B ESOP(6)
       All Directors and Executive Officers
        as a group (20 persons)............  644,019 Common(2)(3)(4)(5)(6)(7)(8)
                                               1,006 Series B ESOP(6)

- --------
(1) Represents shares held as of June 1, 1994 directly and with sole voting and investment power (or with voting and investment power shared with a spouse) unless otherwise indicated. The number of shares of Common Stock and Series B ESOP Stock owned by each director or executive officer represents less than 1% of the outstanding shares of each such class. All directors and executive officers as a group own 1.58% of the outstanding shares of Common Stock and less than 1% of the outstanding shares of Series B ESOP Stock.
(2) Includes shares held in revocable trusts established by and for the benefit of the following directors who are the sole Trustees of such trusts: Mr. Friedman, 4,000 and Mrs. Luttgens, 50.
(3) Includes shares that may be acquired within 60 days after June 1, 1994 through the exercise of stock options granted under the Corporation's stock option plan as follows: Mr. Friedman, 4,000; Mr. Harvey, 4,000; Mr. Keller, 4,000; Mrs. Luttgens, 4,000; Mr. McDowell, 45,000; Mr. Pietruski, 4,000; Mr. Seelenfreund 135,000; Dr. Shaw, 4,000; Mr. Waterman, 4,000; Mr. Johnson, 22,500; Mr. Mahoney, 16,375; Mr. Norris, 27,750; all directors and executive officers as a group, 453,925.
(4) Includes shares credited to bookkeeping accounts maintained by the Corporation on behalf of the following named nonemployee directors who participate in the Directors' Deferred Compensation Plan and as to which shares such director has no voting or investment power until the shares are distributed: Mr. Friedman, 85 shares; Mr. Keller, 2,806 shares; Mrs. Luttgens, 4,424 shares; Dr. Shaw 689 shares and those directors as a group, 8,004 shares.
(5) Includes shares held by family trusts as to which each of the following named directors, executive officers or those persons as a group and their respective spouses have shared voting and investment power: Mr. Harvey, 2,042 shares; Mr. Keller, 1,600 shares; Dr. Shaw, 1,000 shares and all directors and executive officers as a group, 20,550 shares.
(6) Includes shares of Common Stock and Series B ESOP Stock held under the Corporation's Profit-Sharing Investment Plan and as to which the participant has sole voting but no investment power, as follows: Mr. McDowell, 380 and 33; Mr. Seelenfreund, 7,875 and 99; Mr. Johnson, 932 and 75; Mr. Mahoney, 706 and 53; Mr. Norris, 856 and 53; and, all directors and executive officers as a group, 35,991 and 1,006.
(7) Includes 558 shares purchased by Mr. Norris and 15 shares purchased by Dr. Shaw's family trust through quarterly reinvestment of dividends under the Corporation's Automatic Dividend Reinvestment Plan.
(8) Includes 540 shares held by a member of the group as custodian for his minor children.

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

  The Board of Directors is divided into three classes. At each annual meeting of stockholders, members of one of the classes, on a rotating basis, are elected for a three-year term.

  The Board of Directors is presently comprised of nine members. The terms of three of the present directors expire at the 1994 Annual Meeting. The Board of Directors has designated Mrs. Leslie L. Luttgens and Messrs. David E. McDowell and Robert H. Waterman, Jr. as nominees for re-election to the Board for three-year terms expiring in 1997. In accordance with the Board's policy on tenure of Directors, it is presently anticipated that Mrs. Luttgens will retire from the Board upon reaching mandatory retirement age for directors at the annual meeting in 1995.

  Each nominee has consented to being named in the proxy statement and to serve if elected. All nominees are currently serving as directors and were previously elected by the Corporation's stockholders.

  It is the intention of the persons named in the enclosed form of proxy, unless authorization to do so is withheld, to vote for the election of the three nominees named below. If prior to the annual meeting any nominee should become unavailable for election, an event that is not now anticipated by the Board, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the enclosed form of proxy in accordance with their judgment, or the number of authorized directors may be reduced.

  Biographical information follows for each person nominated and each person whose term of office as a director will continue after the Annual Meeting. Directors' ages are as of June 1, 1994.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE ANNUAL MEETING IN
1997

LESLIE L. LUTTGENS
Civic and Community Leader

  Mrs. Luttgens, age 71, is a leader of community and national civic, public service and cultural activities. She is a director of Pacific Gas and Electric Company and of The Rosenberg Foundation. Mrs. Luttgens has been a director of the Corporation since 1978 and is a member of the Audit, Compensation and Executive Committees and Chairman of the Public Policy Committee of the Board.

DAVID E. MCDOWELL
President and Chief Operating Officer

  Mr. McDowell, age 51, has been President and Chief Operating Officer and a Director of the Corporation since January 1992. For nearly 30 years prior to that time he was associated with International Business Machines Corporation
(IBM) where he progressed through a variety of areas and responsibilities. In 1989 he was named a corporate officer of IBM. He served as President of IBM's National Service Division from July 1987 until November 1990 and as Vice President and General Manager, Quality and Chief Information Officer of IBM from November 1990 until January 1992. Mr. McDowell also serves as Chairman of the Board and a director of Armor All Products Corporation, a publicly owned subsidiary of McKesson. Mr. McDowell is a member of the Executive and Public Policy Committees of the Board.

ROBERT H. WATERMAN, JR.
Founder and President, The Waterman Group, Inc.

  Mr. Waterman, age 57, is the founder and President of The Waterman Group, Inc., a management research and publishing firm established in 1986. For the 21 years prior to 1986, he was a Senior Director at McKinsey & Company, Inc. Mr. Waterman has authored several books and writings on business management. He is a director of Boise Cascade Corporation and AES Corporation and is Vice Chairman and a director of the ASK Group, Inc. Mr. Waterman has been a director of the Corporation since 1990 and is a member of the Audit and Public Policy Committees of the Board.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1995 ANNUAL MEETING

JAMES R. HARVEY
Chairman of the Board, Transamerica Corporation

  Mr. Harvey, age 59, has been Chairman of the Board of Directors of Transamerica Corporation, a financial and insurance services company, since 1983 and was Chief Executive Officer from 1981 to 1991. He is a director of AirTouch Communications and The Charles Schwab Corporation. He is also Vice Chairman of the National Park Foundation, Chairman of the Presidio Council and a Trustee of The Nature Conservancy. Mr. Harvey has been a director of the Corporation since 1987 and is a member of the Compensation and Executive Committees and Chairman of the Finance Committee of the Board.

ALAN SEELENFREUND
Chairman and Chief Executive Officer

  Mr. Seelenfreund, age 57, has been Chairman of the Board and Chief Executive Officer of the Corporation since November 1989. He previously served as Executive Vice President from November 1986 to November 1989; as Chief Financial Officer from April 1984 to April 1990, and has held various other senior financial positions since joining the Corporation in 1975. Mr. Seelenfreund is a director of Pacific Gas and Electric Company and Armor All Products Corporation, a publicly owned subsidiary of McKesson. Mr. Seelenfreund has been a director of the Corporation since 1988 and is a member of the Finance Committee and Chairman of the Executive Committee of the Board.

JANE E. SHAW
President and Chief Operating Officer, ALZA Corporation

  Dr. Shaw, age 55, has been President and Chief Operating Officer of ALZA Corporation, a pharmaceutical research, manufacturing and marketing firm, since 1987 and a member of ALZA's Board since 1989. Previously, Dr. Shaw was Executive Vice President of ALZA, President of ALZA's Research Division and has held various other positions since joining ALZA as a Research Scientist in 1970. She is also a director of Intel Corporation. Dr. Shaw has been a director of the Corporation since 1992 and is a member of the Audit and Public Policy Committees of the Board.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1996 ANNUAL MEETING

TULLY M. FRIEDMAN
Managing Partner, Hellman & Friedman

  Mr. Friedman, age 52, is a Managing Partner of Hellman & Friedman, a private investment firm formed in 1984. Prior to forming Hellman & Friedman, he was a Managing Director and General Partner of Salomon Brothers Inc. He is a director of Mattel, Inc., Levi Strauss Associates, Inc., General Cellular Corporation, American President Companies, Ltd. and a member of the Advisory Committee for Falcon Holding Group L.P. He is also a member of the Executive Committee and a trustee of the American Enterprise Institute, a member of the Presidio Advisory Council and a director of the Stanford Management Company. Mr. Friedman has been a director of the Corporation since 1992 and is a member of the Compensation and Finance Committees of the Board.

GEORGE M. KELLER
Chairman and Chief Executive Officer, Retired, Chevron Corporation

  Mr. Keller, age 70, served as Chairman of the Board of SRI International from January 1990 until December 1993. He continues as Chairman of the Executive Committee. In December 1988, he retired as Chairman and Chief Executive Officer of Chevron Corporation with which company he had been associated in various executive positions since 1948. He is also a director of First Interstate Bancorp, First Interstate Bank of California, The Boeing Company, The Chronicle Publishing Company and Metropolitan Life Insurance Company. Mr. Keller has been a director of the Corporation since 1987 and is a member of the Executive and Finance Committees and Chairman of the Compensation Committee of the Board.

JOHN M. PIETRUSKI
Chairman of the Board, Texas Biotechnology Corporation; Chairman and Chief Executive Officer, Retired, Sterling Drug Inc.

  Mr. Pietruski, age 61, is Chairman of the Board of Texas Biotechnology Corporation, a publicly held pharmaceutical research company. In September 1988, Mr. Pietruski retired as Chairman and Chief Executive Officer of Sterling Drug Inc. with which company he had been associated in various executive positions since 1977. He is a director of General Public Utilities Corporation, Hershey Foods Corporation and Lincoln National Corporation. Mr. Pietruski has been a director of the Corporation since 1990 and is a member of the Compensation and Executive Committees and Chairman of the Audit Committee of the Board.

SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors, its executive officers and persons who own more than ten percent of the Corporation's Common Stock to file reports of ownership of the Corporation's Common Stock and any subsequent changes in that ownership with the Securities and Exchange Commission, the New York Stock Exchange and the Corporation. Based on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5 reports were required to be filed for those persons, the Corporation believes that, during FY 1994, all such filing requirements were satisfied.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Corporation, although it is not involved in day-to-day operating management. Members of the Board are kept informed of the Corporation's business by various reports and documents sent to them on a regular basis, as well as by operating and financial reports made at Board meetings by the Chief Executive Officer, the Chief Operating Officer and other executive officers.

Attendance at Meetings

  The Board of Directors held seven meetings during the year ended March 31, 1994. Attendance at Board and Committee meetings combined averaged 97%. Each director attended more than 75% of the combined total meetings of the Board and Committees of the Board on which the director served at any time during the year.

Certain Committees of the Board

  To assist in the discharge of its responsibilities, the Board has designated several standing committees including an Audit Committee, a Compensation Committee and an Executive Committee.

The members of each standing committee are elected by the Board of Directors at its organizational meeting following the annual stockholders' meeting, each for a term of one year or until his or her successor is elected.

  The Audit Committee, comprised of four directors who are neither officers nor employees of the Corporation, held three meetings during the year ended March 31, 1994. The Audit Committee recommends to the Board the retention or discharge of the Corporation's independent auditors; reviews the engagement of the independent auditors including the scope, extent and procedures of the audit and fees to be paid therefor; reviews, in consultation with the independent auditors, the audit results and their auditor's report and related management letter, if any; reviews the independence of the independent auditors and, in this connection, reviews the engagement of the independent auditors for services of a non-audit nature; reviews and approves the audited financial statements and recommends to the Board their inclusion in the Corporation's annual report on Form 10-K to the Securities and Exchange Commission and in the Appendix to this Proxy Statement; reviews the condensed financial data (derived from the audited financial statements) included in the annual report to stockholders; consults with the independent auditors, the internal auditors and management (together or separately) on the adequacy of internal accounting controls and reviews the results thereof; reviews, on a continuing basis, the procedures designed to implement the corporate code of conduct and compliance therewith; directs and supervises investigations into matters within the scope of the Committee's duties; and performs such other functions as may be necessary in the efficient discharge of its duties.

  The Compensation Committee, comprised of five directors who are neither officers nor employees of the Corporation, held seven meetings during the year ended March 31, 1994. The Compensation Committee administers the Corporation's 1989 Management Incentive Plan, the Long-Term Incentive Plan, the Deferred Compensation Administration Plan II, the Deferred Compensation Administration Plan and the Management Deferred Compensation Plan and all stock option, stock purchase or restricted stock plans; reviews the administration of all other incentive plans within the Corporation; approves the selection of trustees and investment advisors and managers and establishes the overall investment policies with respect to the funds incident to the Corporation's retirement program; reviews and makes recommendations to the Board with respect to salary and other terms and conditions of employment and changes therein of the Chief Executive Officer and approves salaries and other terms and conditions of employment and changes therein of the other executive officers and key management employees of the Corporation above specified salary grades; and examines and makes recommendations to the Board regarding the Corporation's overall compensation program for managerial level employees.

  The Executive Committee, comprised of six directors, a majority of whom are neither officers nor employees of the Corporation, held one meeting during the year ended March 31, 1994. Subject to any restrictions that the Board may from time to time impose, the Committee is authorized to exercise all of the powers of the Board when it is not in session, except the power to declare dividends, elect directors, amend the By-Laws, issue stock or recommend to stockholders any action requiring their approval. The Committee also considers and makes recommendations to the Board regarding the size and composition of the Board; recommends and nominates candidates to fill Board vacancies that occur; and recommends to the Board the director nominees for whom the Board will solicit proxies. The Committee will consider nominees recommended by stockholders. Any stockholder who wishes to recommend a nominee should write to the Vice President and Corporate Secretary, McKesson Corporation, One Post Street, San Francisco, CA 94104, stating in detail the qualifications of the proposed nominee for consideration by the Committee.

  The By-Laws of the Corporation provide that a stockholder may nominate a person for election as a director at a meeting of stockholders only if written notice thereof has been received by the Secretary of the Corporation not less than 30 days nor more than 60 days prior to the meeting (or, if fewer than 40 days' notice or prior public disclosure of the meeting date is given or made to stockholders, not later than the close of business on the 10th day following the day of mailing notice of the meeting or public disclosure thereof). The notice must contain certain information about the proposed nominee, including such person's age, business and residence addresses, principal occupation, the class and number of shares of the Corporation beneficially owned and such other information as would be required to be included in a proxy statement soliciting proxies for election of the proposed nominee, and certain information about the nominating stockholder. The Corporation may also require any proposed nominee to furnish other information reasonably required by the Corporation to determine the proposed nominee's eligibility to serve as a director.

COMPENSATION OF DIRECTORS

  Each director who is not an employee of the Corporation currently receives an annual retainer of $24,000 ($22,000 prior to January 1, 1994); a stipend of $1,000 for each Board or Executive Committee meeting attended; a stipend of $850 ($1,000 for the Chairman) for each other committee meeting attended; and is reimbursed for all expenses incurred in attending such meetings. Directors who are employees of the Corporation receive no additional compensation for their services as members of the Board or any Board committee.

  Effective January 1, 1994, nonemployee directors are eligible to defer all or a portion of their compensation for services as a director through participation in the Corporation's Deferred Compensation Administration Plan II ("DCAP II"). The minimum amount that may be deferred under DCAP II for any year is $5,000 and the minimum deferral period is generally five years, except in cases of death, disability, retirement, pre-retirement termination or a change in control of the Corporation, where the minimum deferral period does not apply. The interest rate on DCAP II deferrals is determined by the Compensation Committee each year. Five nonemployee directors have elected to defer a portion of their compensation for calendar year 1994 under DCAP II.

  Prior to January 1, 1994, nonemployee directors could defer compensation received for their services as directors under the Directors Deferred Compensation Plan, thereby automatically becoming participants in the Corporation's Deferred Compensation Administration Plan or under the Management Deferred Compensation Plan (collectively, the "Prior Plans"). Although the Prior Plans have been superseded and replaced by DCAP II as to future compensation deferrals, previous deferrals under these plans will continue to be administered in accordance with the respective provisions of the plans under which the original deferrals were made. Interest on deferral balances held under the Prior Plans is credited each year at the same rate as that determined by the Compensation Committee for deferrals under DCAP II.

  In the event of a change in control of the Corporation (as defined in DCAP II and the Prior Plans), deferred funds will be distributed immediately upon the effective date of the change unless the director has made an irrevocable election (at least twelve months in advance of the effective date of any such change) to receive payment of any deferral balance in accordance with his or her most recent valid election on file with the Corporation rather than in a single sum. Any deferral election under DCAP II or the Prior Plans may be modified as to the length of the deferral period and the timing of the distribution provided such changes are made at least twelve months prior to the previously scheduled date of commencement of payments and payments do not begin earlier than twelve months from the date of the modified election.

  The 1985 Directors' Elective Deferred Compensation Plan provided for the deferral of retainer and meeting fees earned in calendar year 1986. One current nonemployee director deferred compensation under this plan during calendar year 1986. The Plan was not offered after calendar year 1986.

  Under the retirement program for nonemployee members of the Board, a director who retires after having attained age 65 with five or more years of Board service as an outside director will receive, for service as an outside director prior to July 29, 1992, an annual payment equivalent to the amount of the annual retainer in effect at time of retirement, plus an amount equal to the sum of all Board and committee meeting fees paid to the director in the twelve months preceding retirement. For service as an outside director from and after July 29, 1992, the director will receive an annual benefit equal to the amount of the annual retainer in effect at the time of retirement. Payments are made for a period equal to the length of Board service as an outside director, with the annual payment amount prorated for periods of less than one year. In the event of the death of an eligible director prior to retirement, benefit payments will be made to the director's designated beneficiary or estate. If death occurs after retirement, any remaining benefit payments will be paid to the director's designated beneficiary or estate.

  Directors who are not employees of the Corporation receive nonqualified stock options pursuant to the Corporation's 1978 Stock Option Plan. The plan provides for the automatic grant to each nonemployee director on the date of election to the Board for the first time at any annual or special meeting of the Corporation's stockholders of a nonqualified option to purchase 5,000 shares of Common Stock. These options are immediately exercisable in full but expire in five equal annual installments. On the date of each subsequent annual meeting, each nonemployee director continuing in office is automatically granted an option for an additional 1,000 shares which is immediately exercisable in full. All options are granted at fair market value on the effective date of grant, and, subject to the above-mentioned expiration provisions, have a term of five years.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Corporation's executive compensation program is administered by the Compensation Committee (the "Committee") of the Board of Directors. The Committee is composed entirely of independent, nonemployee directors. The Committee is responsible for administering the Corporation's stock option and restricted stock plans, reviewing and making recommendations to the full Board with respect to the salary, incentive compensation and other terms and conditions of employment of the Chief Executive Officer and approving salaries, incentive compensation and other terms and conditions of employment of executive officers, including those named in the table on page 15 (the "named executive officers") and other officers and key employees of the Corporation in and above specified salary grade levels.

  This report describes the policies and the criteria used by the Committee in establishing the principal components, and setting the levels, of executive compensation during FY 1994.

  In its deliberations concerning compensation of executive officers, the Committee considers the following factors: 1) the Corporation's performance measured against previously set objectives and against prior year's achievement; 2) the individual performance of each executive officer; 3) a number of comparative compensation surveys, which are supplied by professional compensation consultants approved by the Committee and retained by the Corporation for this purpose, and other material concerning compensation levels and stock grants at other companies, such as compensation information disclosed in the proxy statements of other companies; 4) the overall competitive environment for executives and the level of compensation needed to attract and retain executive talent and 5) the recommendations of professional compensation consultants. Companies used in comparative analyses for executive compensation purposes are selected with the assistance of professional compensation consultants. Such companies represent a broad cross-section of non-manufacturing service companies and are selected based on a number of factors including similarity in financial attributes, size and complexity to the Corporation. The companies used in comparative analyses for executive compensation purposes include some of the companies in the Value Line Health Care Sector Index (the "Health Care Index") used in the Performance Graph, as well as other companies. The Committee relies on a broad array of companies in various industries for comparative analysis of executive compensation because it believes that the Corporation's competitors for executive talent are more varied than the companies in the Health Care Index chosen for comparing stockholder return in the Performance Graphs.

  The Corporation's compensation program is designed to enhance stockholder value by linking a large part of executive officers' compensation directly to performance. The objective is to provide base salary for executive officers at approximately the median level for executive officers of companies in the comparison group, while providing an opportunity to achieve total compensation (including base salary, annual bonus and long-term incentives) at the 75th percentile or above for exceptional performance.

Components of Compensation

  The Corporation's compensation package consists of base salary, a short-term incentive plan, and long-term incentives (stock and cash). Base pay is reviewed annually. Actual base salary is based on individual performance, competitive pay practices and level of responsibility. Competitive pay practices are determined through job evaluation and market comparisons. The FY 1994 salaries of executive officers were determined primarily on the basis of each executive officer's performance and responsibilities, the Corporation's performance, and competitive salary level market data. Increases in FY 1994 salaries reflected the Committee's determination that compensation levels should be increased to remain competitive, given each executive officer's performance, the Corporation's performance in FY 1994 and the competitive environment for executive talent.

  The Management Incentive Plan (the "MIP") rewards participants for reaching profit targets related to required rates of return. Individual executives' target award values vary by level of responsibility, are set at a percentage of base salary and are competitive with those paid to executive officers at companies in the comparison group. The annual incentive award an executive officer is eligible to receive can range from zero to three times the target award percentage assigned to his or her salary grade. The target award percentages assigned to the named executive officers range from 45% to 65% of base salary. Actual awards to the named executive officers for FY 1994 depended on the degree to which the business unit (corporate or division) achieved its target income objectives and the extent to which the executive officer was judged to have contributed to the overall results.

  The Corporation has two executive compensation plans to focus attention on the achievement of long-term performance objectives. The two plans are the 1978 Stock Option Plan and the Long-Term Incentive Plan (the "LTIP"). Two-thirds of competitive long-term incentive value is intended to be provided by stock options and one-third by the cash LTIP. Target values vary by level of responsibility, are set at a percentage of base salary and are competitive with those paid at companies in the comparison group. The LTIP provides cash awards based solely on the Corporation's financial results over four-year periods. Goals for this plan are set annually for the successive four-year period. These goals are designed to focus executive officers' attention on long-term growth balanced with return to stockholders. The measures and weights of financial performance currently in use are 50% for compound growth in annual earnings per share ("EPS") and 50% for return on average stockholder equity ("ROE"). The Committee determines how these measures are to be weighted in calculating potential awards for each incentive period. The LTIP awards to the named executive officers for the four-year period ended March 31, 1994, reflected the Corporation's achievement of 88% of the LTIP targets; the Corporation reached the goal for ROE, but the goal for growth in EPS was only partially attained.

  The use of restricted stock as a regular element of compensation for executive officers was discontinued in FY 1993. While restricted stock will no longer be a regular element of long-term compensation for executive officers, the Committee believes that it can serve as a valuable tool to attract, retain, and motivate key employees of the Corporation and it will be selectively used in the future for those purposes.

  The Corporation's 1978 Stock Option Plan is designed to strengthen the link between the interests of stockholders and management. Stock options are generally granted annually and provide executives a ten-year period, subject to specified vesting requirements, to purchase shares of Common Stock at the full market price of the stock on the day the option was granted. Annual grants are generally equal to a target percent of pay determined competitively and modified by performance. In addition, the Committee considers the size of prior grants, but does not take into account the number of options currently held by an executive officer in determining annual award levels. The number of options needed to provide the target percent of pay is determined by use of the Black-Scholes model for valuing stock options. This year's stock option grant was proportionately reduced compared to the FY 1993 annual stock option grant which had been increased by fifty percent.

  The Corporation has not yet adopted a policy regarding Section 162(m) of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. This section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1,000,000 in any taxable year for any of the executive officers named in the proxy statement, unless compensation is performance-based. It has been determined that the new limitations did not impact the Corporation in FY 1994 and it is also anticipated that there will be no adverse impact to the Corporation in FY 1995. The Committee is studying the proposed tax regulations issued by the Internal Revenue Service to determine what changes, if any, may be desired in the Corporation's compensation plans. In this regard, based upon the Committee's recommendation, the Board has approved an amendment to the Corporation's 1978 Stock Option Plan (the "1978 Plan") (described on page 20), subject to the approval of stockholders, to, among other things, establish 300,000 shares as the maximum number of shares with respect to which options may be awarded to any individual employee during any one year. Adoption of this amendment should permit the 1978 Plan to qualify as performance-based, so that compensation resulting from options granted under the 1978 Plan should be deductible by the Corporation for federal income tax purposes.

  The Compensation Committee believes that the total compensation paid to the named executive officers in FY 1994 reflects the achievement of the Corporation's goals, attainment of business strategy, and performance consistent with the interests of its stockholders.

Compensation of Alan Seelenfreund, Chairman and Chief Executive Officer

  During FY 1994, the Committee reviewed Mr. Seelenfreund's performance and made recommendations to the Board concerning his compensation using the same criteria discussed at the beginning of this report that were used to determine salaries and incentive compensation levels for the other named executive officers.

  Mr. Seelenfreund's compensation for FY 1994 is shown in the Summary Compensation Table on page 15.

  The Corporation's performance in FY 1994 reflected substantial improvement over the prior year and against aggressive performance goals that had been set. Profits increased 16% before special items; similarly, return on equity increased 11% to 21.9%, and the value of the Corporation's Common Stock rose 33% during the year. Mr. Seelenfreund's FY 1994 salary was determined based on the Corporation's performance, his performance and competitive market data on salary levels. The Committee increased Mr. Seelenfreund's salary, which was last increased in August 1991, from $500,000 to $575,000 effective April 1, 1993. This was done in order to remain competitive and in recognition of the Corporation's positive financial performance under Mr. Seelenfreund's direction during FY 1993. Mr. Seelenfreund's MIP award represented 57% of his annual compensation and reflected the difficulty in the attainment of the goals set for the Corporation for FY 1994 and his success in achieving those goals. Mr. Seelenfreund received an LTIP award for the four-year period ended March 31, 1994 of $140,800, which represented achievement of 88% of the LTIP targets.

  Mr. Seelenfreund's January 1994 stock option award was based on the Committee's assessment of his overall performance in FY 1994 and was proportionately reduced in grant amount as it was generally for all plan participants as described above.

  It is the Committee's view that Mr. Seelenfreund's total FY 1994 compensation package was based on an appropriate balance of 1) the Corporation's performance, 2) his own performance, and 3) competitive practice.

                                        The Compensation Committee

                                        George M. Keller, Chairman
                                        Tully M. Friedman
                                        James R. Harvey
                                        Leslie L. Luttgens
                                        John M. Pietruski

STOCK PRICE PERFORMANCE GRAPHS

  The following graphs compare the cumulative total stockholder return on the Corporation's Common Stock for the periods indicated with the Standard & Poor's 500 Stock Index and the Value Line Health Care Sector Index (comprised of seventy-four companies in the health care industry, including the Corporation). The stock price performance depicted in the performance graphs is not necessarily indicative of future price performance.


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
     AMONG MCKESSON, S&P 500 INDEX AND VALUE LINE HEALTHCARE SECTOR GROUP

                                                         VALUE LINE
Measurement Period                          S&P          HEALTH CARE
(Fiscal Year Covered)        MCKESSON       500 INDEX    SECTOR INDEX
- -------------------          ----------     ---------    ------------
Measurement Pt-
03/31/89                     $100.00        $100.00      $100.00
FYE 03/31/90                 $131.91        $119.05      $126.22
FYE 03/31/91                 $119.93        $136.20      $190.82
FYE 03/31/92                 $124.67        $151.24      $223.84
FYE 03/31/93                 $178.43        $174.33      $183.94
FYE 03/31/94                 $244.76        $176.84      $176.58

*Assumes $100 invested in McKesson Common Stock and in each Index on March 31,
 1989 and that all dividends are reinvested.

               COMPARISON OF FOUR YEAR CUMULATIVE TOTAL RETURN
     AMONG MCKESSON, S&P 500 INDEX AND VALUE LINE HEALTHCARE SECTOR GROUP

                                                         VALUE LINE
Measurement Period                          S&P          HEALTH CARE
(Fiscal Year Covered)        MCKESSON       500 INDEX    SECTOR INDEX
- -------------------          ----------     ---------    ------------
Measurement Pt-
03/31/91                     $100.00        $100.00      $100.00
FYE 03/31/92                 $103.94        $111.04      $117.30
FYE 03/31/93                 $148.77        $127.99      $ 96.39
FYE 03/31/94                 $204.09        $129.84      $ 92.53

*Assumes $100 invested in McKesson Common Stock and in each Index on March 31,
 1991 and that all dividends are reinvested.

EXECUTIVE OFFICER COMPENSATION

  The following table sets forth the compensation for services in all capacities to the Corporation and its subsidiaries for the three fiscal years ended March 31, 1992, 1993 and 1994 of those persons who were at March 31, 1994, the Chief Executive Officer and the other four most highly compensated executive officers of the Corporation.

                          SUMMARY COMPENSATION TABLE

                         ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                    ------------------------------  ------------------------------
                                                           AWARDS         PAYOUTS
                                                    --------------------- --------
                                      OTHER ANNUAL  RESTRICTED SECURITIES          ALL OTHER
  NAME AND                             COMPENSA-      STOCK    UNDERLYING   LTIP   COMPENSA-
 PRINCIPAL           SALARY   BONUS       TION       AWARD(S)   OPTIONS/  PAYOUTS    TION
  POSITION     YEAR   ($)      ($)     ($)(1)(2)      ($)(3)    SARS (#)    ($)    ($)(1)(4)
- ------------   ---- -------- -------- ------------  ---------- ---------- -------- ---------
Alan
 Seelenfreund  1994 $575,000 $775,000   $    --      $      0    40,000   $140,800 $102,145
Chairman and
 Chief         1993  500,000  550,000        --             0   130,000     51,000   68,410
Executive
 Officer       1992  483,333  250,000        --        95,175    40,000     45,120      --
David E. Mc-
 Dowell(5)     1994  450,000  550,000     81,320(6)         0    30,000     61,600   48,829
President
 and Chief     1993  400,000  375,000    229,016(7)         0    80,000     17,500    3,528
Operating
 Officer       1992   89,744   50,000        --       168,750    40,000        --       --
Robert C.
 Johnson(5)    1994  290,000  160,000        --             0    10,000     48,400   27,962
Vice Presi-
 dent Gov-
 ernment       1993  275,000  201,200        --             0    40,000     38,800   21,884
Relations
 and Chair-
 man,
PCS Health
 Systems,
 Inc.
David L. Ma-
 honey         1994  225,000  275,000        --             0    30,000     35,200   30,086
Vice Presi-
 dent Stra-
 tegic         1993  210,000  160,000        --             0    24,000     15,000   20,075
Planning       1992  210,000   80,000        --        17,625     6,000      9,400      --
Charles A.
 Norris(5)     1994  222,000  175,000        --             0    10,000     35,200   23,729
Vice Presi-
 dent and
President,
 McKesson
 Water
Products
 Company

- --------
(1) Pursuant to transition provisions issued by the Securities and Exchange Commission, information regarding "Other Annual Compensation" and "All Other Compensation" is not presented for FY 1992.
(2) Except as noted in the footnotes below, the dollar value of perquisites and other personal benefits for each named executive officer during FY 1994 was less than established reporting thresholds.
(3) No restricted stock awards were made in FY 1993 or FY 1994 to any named executive officer. As a result of awards made in prior years, at March 31, 1994 (based upon the fair market value stock price of $59.50) the aggregate number and market value of shares of restricted stock held by each of the named executive officers were as follows: Mr. Seelenfreund (8,200; $487,900), Mr. McDowell (5,000; $297,500), Mr. Johnson (1,600;
    $95,200), Mr. Mahoney (2,500; $148,750) and Mr. Norris (3,000; $178,500).
    Dividends are paid on restricted Common Stock at the same rate and at the same time as on the Common Stock. The restrictions imposed on restricted stock awards lapse on the fourth anniversary of the date of grant, except that the restrictions on 4,000 shares awarded to Mr. Norris at the time he joined the Corporation in 1990 lapse in increments of 25% per year. The 1988 Restricted Stock Plan provides that, in the event of a change in control of the Corporation (as defined in the plan), all restrictions on outstanding restricted stock grants shall immediately lapse.
(4) For FY 1994, includes the aggregate value of (i) the Corporation's stock contributions under the Profit-Sharing Investment Plan (PSIP), a plan designed to qualify as an employee stock ownership plan under the Internal Revenue Code (the "Code"), allocated to the accounts of the named executive officers, as follows: Mr. Seelenfreund, $18,701; Mr. McDowell, $19,900; Mr. Johnson, $18,097; Mr. Mahoney, $17,851 and Mr. Norris, $17,773; (ii) employer matching contributions under the Supplemental PSIP, an unfunded, nonqualified plan established because of limitations on annual contributions to the PSIP contained in the Code, as follows: Mr. Seelenfreund, $45,331; Mr. McDowell, $28,261; Mr. Johnson, $6,141; Mr. Mahoney, $10,383 and Mr. Norris, $5,956; and (iii) above-market interest accrued on deferred compensation for the following executive officers: Mr. Seelenfreund, $38,113; Mr. McDowell, $678; Mr. Johnson, $3,724 and Mr. Mahoney, $1,852.
(5) Mr. McDowell joined the Corporation on January 13, 1992; Mr. Johnson became an executive officer on September 30, 1992 and Mr. Norris became an executive officer of the Corporation on April 28, 1993.
(6) Includes an annual housing assistance payment in the amount of $60,000 and imputed interest on the housing assistance loan in the amount of $21,320.
(7) Includes an annual housing assistance payment in the amount of $60,000; imputed interest on the housing assistance loan in the amount of $22,111; reimbursement for housing relocation expenses in the amount of $89,027 and $21,176 to mitigate potential additional taxes payable by Mr. McDowell for relocation expenses.

                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                                                               GRANT
                                                                                DATE
                            INDIVIDUAL GRANTS(1)                               VALUE
 ---------------------------------------------------------------------------- --------
                      NUMBER OF      % OF TOTAL
                     SECURITIES       OPTIONS                                  GRANT
                     UNDERLYING      GRANTED TO  EXERCISE OR                    DATE
                    OPTIONS/SARS    EMPLOYEES IN BASE PRICE     EXPIRATION    PRESENT
       NAME        GRANTED (#)(1)   FISCAL YEAR   ($/SH)(2)        DATE       VALUE(3)
 ----------------- --------------   ------------ ----------- ---------------- --------
 Alan Seelenfreund     40,000           4.8%       $56.625   January 26, 2004 $514,155
 David E. McDowell     30,000           3.6%        56.625   January 26, 2004  385,616
 Robert C. Johnson     10,000           1.2%        56.625   January 26, 2004  128,539
 David L. Mahoney      30,000           3.6%        56.625   January 26, 2004  385,616
 Charles A. Norris     10,000           1.2%        56.625   January 26, 2004  128,539

- --------
(1) Individual grants become exercisable in installments of 25% per year on each of the first through fourth anniversaries of the grant date. No options have been granted with SARs since 1986, and no freestanding SARs have ever been granted. Upon the occurrence of a change in control of the Corporation (as defined in the 1978 Stock Option Plan) all options granted by the Corporation become immediately exercisable.
(2) All options were granted at 100% fair market value. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the Corporation withhold shares otherwise issuable under the option with a fair market value equal to such obligations.
(3) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of 22.7% for the options set forth in this table. The assumptions used in calculating the reported value included: stock volatility, 23.65%; interest rate, 4.73%; annual dividend, $1.68; exercise period, 10 years; vesting, 25% per year; exercise period at retirement, 36 months; grant frequency, annually. The Corporation does not believe that the Black-Scholes model, or any other model can accurately determine the value of an option. Accordingly, there is no assurance that the value, if any, realized by an executive, will be at or near the value estimated by the Black-Scholes model. Future compensation resulting from option grants is based solely on the performance of the Corporation's stock price.

            AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES(1)

                                         NUMBER OF SECURITIES
                                        UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                    SHARES                  OPTIONS/SARS AT      IN THE MONEY OPTIONS/SARS
                   ACQUIRED    VALUE      MARCH 31, 1994 (#)       AT MARCH 31, 1994(3)
                  ON EXERCISE REALIZED ------------------------- -------------------------
   NAME               (#)      ($)(2)  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
 ---------        ----------- -------- ----------- ------------- ----------- -------------
 Alan
  Seelenfreund      11,300    $402,563   122,500      161,500    $2,930,156   $2,599,375
 David E. McDow-
  ell                  --          --     40,000      110,000       869,375    1,704,375
 Robert C. John-
  son                  --          --     20,000       43,000       428,813      665,063
 David L. Mahoney      --          --     13,500       52,500       309,281      561,094
 Charles A.
  Norris               --          --     22,250       36,250       548,656      604,719

- --------
(1) All options were granted at 100% fair market value. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the Corporation withhold shares otherwise issuable under the option with a fair market value equal to such obligations.
(2) Fair market value of securities underlying options or SARs on the date of exercise minus the exercise price.
(3) Calculated based upon the March 31, 1994 fair market value share price of $59.50 less the share price to be paid upon exercise. There is no guarantee that if and when these options are exercised they will have this value.

            LONG-TERM INCENTIVE PLAN AWARDS IN THE LAST FISCAL YEAR

                                               ESTIMATED FUTURE PAYOUTS UNDER
                           PERFORMANCE OR      NON-STOCK PRICE-BASED PLANS(1)
                            OTHER PERIOD       -------------------------------------
                          UNTIL MATURATION     THRESHOLD      TARGET      MAXIMUM
     NAME                    OR PAYOUT            ($)          ($)          ($)
     ----                 ----------------     ---------     --------     --------
     Alan Seelenfreund       Four years         $19,550      $230,000     $345,000
     David E. McDowell       Four years          13,388       157,500      236,250
     Robert C. Johnson       Four years           4,930        58,000       87,000
     David L. Mahoney        Four years           3,825        45,000       67,500
     Charles A. Norris       Four years           3,774        44,400       66,600

- --------
(1) The table above represents potential payouts of cash awards, if earned, upon completion of the four-year incentive period ending March 31, 1997. These awards are tied to after-tax growth in annual earnings per share
    (EPS) and return on average stockholder equity (ROE). 50% of potential target awards are based upon achieving the EPS objective and 50% upon achieving the objective for ROE. 50% of target amounts will be earned if 100% of the EPS growth target is achieved; threshold amounts are earned at 52% of target, and maximum amounts at 129% of target. Additionally, 50% of target amounts will be earned if 100% of the ROE growth target is achieved; threshold amounts are earned at 84% of target, and maximum amounts at 116% of target. Awards, if earned, will be paid in cash at the end of the performance cycle.

EMPLOYMENT AGREEMENTS

  The Corporation has entered into employment agreements with each of the named executive officers. The agreements with Messrs. Seelenfreund, Mahoney and Norris will expire on October 31, 1994. The agreements with Messrs. McDowell and Johnson expire on January 13, 1995 and January 14, 1995, respectively.

  All of the foregoing agreements provide for annual salaries at the rates in effect as of the date of the commencement of the agreements or such higher salaries as may be from time to time approved by the Board (or the Compensation Committee of the Board), plus such incentive compensation as may be voted to such executive officers yearly by the Board (or the Compensation Committee of the Board), and other group and key executive benefits. Mr. McDowell's agreement also provides for an annual housing assistance payment by the Corporation of $60,000, which amount is equal to 1/10th of the original principal amount of the housing loan made to him and discussed under "Indebtedness of Executive Officers" on page 19.

  In the event of the death or disability of an executive, the employment agreements described above generally provide for continued payment of the executive's compensation to the executive's spouse or other designee for six months following an executive's death, and for the continuous payment of such compensation to the executive for twelve months in the event of the executive's disability (and, in the case of Mr. Johnson, such payments will continue for six months; provided, however, that if he is totally disabled for a continuous period exceeding six months, Mr. Johnson will be paid $10,000 a month for the remainder of his disability or until he reaches age 65, whichever occurs first).

EXECUTIVE SEVERANCE POLICY AND CHANGE IN CONTROL ARRANGEMENTS

  On September 29, 1993, the Compensation Committee of the Board of Directors determined that existing executive employment agreements, including those with the named executive officers, should be allowed to expire. In lieu of renewing such agreements, the Committee implemented an Executive Severance Policy that would apply in the event an executive officer is terminated by the Corporation for reasons other than for cause and not related to a change in control. The Committee also determined that the existing termination agreements with executive officers, which apply in the event of a change in control, would be amended to continue in force and stand alone from the expiring employment agreements.

  Payment of benefits under the Executive Severance Policy is based on the executive officer's tenure and level within the Corporation. In the case of the Chairman and Chief Executive Officer and the President and Chief Operating Officer such benefit is equal to 18 months pay (defined as the base salary rate in effect at the time of termination and target bonus) plus one month's pay per year of service, up to a maximum of 36 months. For the other executive officers, the benefit is equal to 12 months' pay plus one month's pay per year of service, up to a maximum of 24 months. Such benefits would be reduced or eliminated by any income the executive receives from subsequent employers during the severance payment period and discontinued in the event the executive is employed by a competitor. Eligibility for employee benefits ceases on the termination date. Executives who are age 55 or more and have 15 or more years of service with the Corporation at the time of such involuntary termination are granted "approved retirement" for purposes of the Corporation's 1984 Executive Benefit Retirement Plan and the 1988 Executive Survivor Benefits Plan. Awards under the Corporation's Long-Term Incentive Plan are pro-rated for all cycles then in progress at the time the executive terminates and are based on actual corporate performance. Vesting of stock options and lapse of restrictions on restricted stock awards will cease as of the date of termination. No severance benefits will be paid beyond age 62.

  The Corporation has also entered into amended termination agreements with certain executive officers, including Messrs. Seelenfreund, McDowell, Mahoney and Norris. The agreements, which operate independently of any employment agreement, continue through December 31 of each year, and are automatically extended in one-year increments until terminated by the Compensation Committee (or by the Board of Directors in the case of Mr. Seelenfreund's agreement). The agreements are automatically extended for a period of two years following any change in control.

  The agreements provide that covered executive officers are entitled to certain severance benefits following a change in control of the Corporation and the actual or constructive termination of the executive's employment within two years of such change. If, following a change in control, the executive is terminated by the Corporation for any reason, other than for cause (as defined in the agreements), or if such executive officer terminates his or her employment for good reason (as that term is defined in the agreements), then the Corporation shall pay to the executive as severance pay in a cash lump sum an amount equal to 2.99 times his or her "base amount" (as that term is defined in the agreements), subject to adjustment. The Corporation also continues the executive's coverage in the health and welfare benefit plans in which he or she was a participant as of the date of termination of employment, and the executive continues to accrue benefits under the 1984 Executive Benefit Retirement Plan, in both such cases for the period of time with respect to which the executive would be entitled to payments under the Corporation's Executive Severance Policy (as described above) if the executive's termination of employment had been covered by such policy. In addition, if the executive is age 55 or more and has 15 or more years of service (as determined under such plan on the date of executive's termination of employment), then such termination shall automatically be deemed to be an "approved retirement" under the terms of the 1984 Executive Benefit Retirement Plan. The amount of severance benefits paid shall be no higher than the amount that is not subject to disallowance of deduction under Section 280G of the Internal Revenue Code.

  For purposes of the amended termination agreements and as used elsewhere in this proxy statement, a "change in control" is generally deemed to occur if:
(i) any "person" (as defined in the Securities Exchange Act of 1934, as amended) other than the Corporation or one of its employee benefit plans, acquires securities representing 30% or more of the combined voting power of the Corporation's then outstanding securities; (ii) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation and any new director whose election by the Board of Directors or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, at least 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Corporation in which no person acquires more than 50% of the combined voting power of the Corporation's then outstanding securities; or (iv) the stockholders approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of its assets.

PENSION BENEFITS

  The table below illustrates the estimated combined annual benefits payable upon retirement at age 65 under the Corporation's qualified retirement plan and the supplemental Executive Benefit Retirement Plan (EBRP) in the specified compensation and years-of-service classifications. The benefits are computed as single life annuity amounts.

         FIVE YEAR              YEARS OF SERVICE
          AVERAGE      -----------------------------------
       COMPENSATION       15       20       25       30
       ------------    -------- -------- -------- --------
        $  400,000     $186,200 $221,600 $240,000 $240,000
        $  600,000     $279,300 $332,400 $360,000 $360,000
        $  800,000     $372,400 $443,200 $480,000 $480,000
        $1,000,000     $465,500 $554,000 $600,000 $600,000
        $1,200,000     $558,600 $664,800 $720,000 $720,000
        $1,400,000     $651,700 $775,600 $840,000 $840,000

  The compensation covered under the plans whose benefits are summarized in the above table includes the base salary and annual bonus amounts reported in the Summary Compensation Table.

  The estimated credited years of service at March 31, 1994 for each of the executive officers named in the Summary Compensation Table are as follows: Mr. Seelenfreund, 19; Mr. McDowell, 2; Mr. Johnson, 4; Mr. Mahoney, 4, and Mr. Norris, 4.

  The benefit under the EBRP is a percentage of final average pay based on years of service or is determined by the Board of Directors. The maximum benefit is 60% of final average pay. The total paid under the EBRP is not reduced by Social Security benefits but is reduced by those benefits payable on a single life basis under the Corporation's qualified retirement plan.

CERTAIN TRANSACTIONS

  The Corporation and its subsidiaries also have transactions in the ordinary course of business with unaffiliated corporations of which certain of the Corporation's nonemployee directors are directors and/or executive officers. The Corporation does not consider the amounts involved in such transactions to be material in relation to the businesses of such other corporations or the interests of the directors involved. The Corporation anticipates that similar transactions will occur in FY 1995.

INDEBTEDNESS OF EXECUTIVE OFFICERS

  Under the 1973 Stock Purchase Plan, loans bearing interest at the rate of 6.75% have been made to key employees of the Corporation and its subsidiaries for the purchase of shares of the Corporation's Common Stock at 100% of the fair market value on the date of purchase. During FY

1994, loans were made to two executive officers to purchase an aggregate of 8,500 shares of the Corporation's Common Stock at an average price of $47.68 per share under this Plan. The maturity dates on such loans are August 4, 2003 and August 27, 2003, respectively.

  The table below shows as to each director or executive officer who was indebted to the Corporation in an amount exceeding $60,000 at any time during the period April 1, 1993 through May 15, 1994, (i) the largest aggregate amount of indebtedness outstanding during such period, and (ii) the amount of indebtedness outstanding at May 15, 1994. All indebtedness shown in the case of Mr. Hawkins, and $95,103 of the amount shown in the case of Mr. Johnson resulted from loans under the 1973 Stock Purchase Plan. The remaining indebtedness shown for Mr. Johnson and all of the amounts shown for Messrs. Armstrong, McDowell and Smith relate to secured loans given to assist those named executives with housing relocation from other areas upon joining the Corporation (see page 17 under the heading "Employment Agreements" for further information concerning Mr. McDowell's loan). Such loans are without interest so long as the individuals remain in the employ of the Corporation or are under an employment contract and thereafter at a market rate. Under the provisions of Mr. Johnson's loan, in lieu of interest, the Corporation will share in any appreciation in the value of the property securing the loan at maturity. Under the provisions of Mr. Smith's loan, the Corporation has agreed to waive repayment of the principal amount of $100,000 for each full fiscal year prior to maturity during which McKesson Drug Company achieves its specified goal for profit before tax and to forgive the principal amount of the loan in the event of a change in control of the Corporation (as defined in the Note) and the actual or constructive termination of Mr. Smith's employment within two years of such change.

                              LARGEST AGGREGATE    AMOUNT OF
                                  AMOUNT OF     INDEBTEDNESS AT
                                INDEBTEDNESS     MAY 15, 1994
                              ----------------- ---------------
        William A. Armstrong      $ 95,000         $ 95,000
        Richard H. Hawkins         277,359          273,319
        Robert C. Johnson          501,423          499,539
        David E. McDowell          600,000          600,000
        James H. Smith             400,000          400,000

AMENDMENTS TO THE 1978 STOCK OPTION PLAN (PROXY ITEM NO. 2)

Background and Purpose

  The 1978 Stock Option Plan (the "1978 Plan") was approved by the stockholders of the Corporation in 1978. The Board of Directors believes that the granting of stock options has been of substantial value in enabling the Corporation to attract and retain key employees and directors of outstanding ability by providing them an opportunity to acquire a proprietary interest in the Corporation. In view of the Corporation's policy to provide stock options as additional incentive to a broad category of key employees and nonemployee directors, whose continued efforts are essential to the future growth and earnings of the Corporation, the Board of Directors believes that it is essential that an adequate supply of Common Stock be available for future stock option grants. Increases in the aggregate number of shares of Common Stock available for options under the 1978 Plan were approved by the Corporation's stockholders in 1983, 1986 and 1991, bringing the number of shares available for option under the 1978 Plan to the present amount of 8,400,000. As of June 1, 1994, 655,572 shares remained available for granting of future stock options.

  Beginning in 1994, the Internal Revenue Code contains new rules regarding the federal income tax deductibility of compensation paid to the Corporation's Chief Executive Officer and to each of the other four most highly-compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Corporation can preserve the deductibility of certain compensation in excess of $1,000,000 if it complies with conditions imposed by the new rules, including the establishment of a maximum number of shares with respect to which options may be granted to any one employee during any one year. Currently the 1978 Plan does not contain any such maximum number of shares.

  Accordingly, on March 30, 1994, the Board of Directors unanimously adopted, subject to stockholder approval, amendments to the 1978 Plan to (i) increase by 3,000,000 the maximum number of shares of Common Stock that may be optioned thereunder to a total of 11,400,000 shares; and (ii) establish 300,000 as the maximum number of shares with respect to which options may be granted to any one employee during any one year.

  The full text of the proposed plan amendments is annexed as Exhibit A to this proxy statement. A description of the 1978 Plan as currently in effect follows.

Description of the Plan

  The 1978 Plan provides for the granting of nonqualified options or options qualifying as incentive stock options ("ISOs") under Section 422A of the Internal Revenue Code, as amended, to purchase an aggregate of not more than 8,400,000 shares of Common Stock of the Corporation. Shares subject to options which for any reason (except surrender for shares of stock) cease to be exercisable continue to be available for subsequent options under the 1978 Plan. The exercise price of the stock covered by each option may not be less than 100% of the fair market value of such stock on the date the option is granted. Shares issued upon exercise of options may be authorized but unissued stock or authorized and issued stock reacquired by the Corporation and held in treasury.

  The 1978 Plan is administered by the Compensation Committee of the Board (the "Committee"), whose members are not eligible to receive options under the 1978 Plan, except for the options automatically granted to nonemployee directors as described below. The Committee may grant options from time to time to key employees and designate the numbers of shares for which an option will be granted. At present, the Corporation has approximately 12,600 employees. The actual number of employees who will receive options is not determinable because the determination of which employees are key employees who actually will receive options is made by the Committee. However, in the fiscal year ended March 31, 1994, approximately 425 key employees received stock options. The Committee has the full power to construe and interpret the 1978 Plan and to establish, amend or rescind rules and regulations for its administration.

  The 1978 Plan provides that each nonemployee director who is elected to the Board for the first time at any special or annual meeting of stockholders is to receive, on such date, an option to purchase 5,000 shares of Common Stock, which is immediately exercisable in full but expires in five equal annual installments on each anniversary of the date of grant. On the date of each subsequent annual meeting, each continuing nonemployee director automatically receives an option to purchase an additional 1,000 shares, which is also immediately exercisable in full. Subject to the above mentioned expiration provisions, the term of each option is five years. All options granted to nonemployee directors are nonqualified options, and no such options include stock appreciation rights.

  The maximum term of each option, except for options granted to nonemployee directors, may be for such period of time as the Committee may determine, but not more than ten years and three months from the date it is granted. In consideration of the granting of options under the 1978 Plan, an optionee must enter into a written Stock Option Agreement (the "Agreement") containing such terms, provisions and conditions determined by the Committee to be consistent with the 1978 Plan. An optionee, other than a nonemployee director, must remain in the continuous employ of the Corporation and/or one of its affiliates for a period of at least twelve months from the date on which the option is granted in order to first become eligible to exercise such option. Thereafter, options granted as installment options become exercisable in four equal annual installments beginning one year after the grant date, and options granted as noninstallment options become fully exercisable at any time after four years from the date of grant. Any portion of an option not exercised as it becomes available shall accumulate and may thereafter be exercised by the optionee at any time during the option term. Options are generally exercisable for up to three months following termination of employment. The post-termination exercise period is generally extended to three years, but in no event beyond the original option period, if the termination is due to retirement, death or long-term disability. Options under the 1978 Plan which qualify as ISOs must be exercised in the chronological order of dates of grant. In the event of a capital adjustment resulting from a merger, consolidation, reorganization, recapitalization, reincorporation, stock split or stock dividend (in excess of 2%), the number of shares of Common Stock under option and the option price per share will be appropriately adjusted.

  The Committee has the right to provide in any Agreement for a stock appreciation right ("SAR") in connection with options granted under the 1978 Plan. An SAR is subject to the same terms and conditions as the related option, and is exercisable only to the extent the option is exercisable. An SAR entitles the optionee to surrender (during an authorized surrender period) to the Committee, unexercised, the related option, or any portion thereof, and to receive a payment in consideration therefor of an amount equal to the difference obtained by subtracting the option price from the fair market value of the Corporation's Common Stock on the date of surrender. Such payment may be made in shares of the Corporation's Common Stock valued at fair market value on the date of surrender or in cash, or partly in such shares and partly in cash. Acceptance of such surrenders and the manner of payment therefor is at the sole discretion of the Committee. If an option is surrendered for cash, the shares covered by the surrendered option are thereafter available for grant under the 1978 Plan.

  The 1978 Plan provides that the Committee, in its sole discretion, may permit an optionee to pay the purchase price upon exercise of any option, in whole or in part, by tendering to the Corporation shares of the Corporation's Common stock owned by the optionee for at least six months prior to the option exercise, and having an aggregate fair market value equal to the option price of the new shares being acquired. In addition, optionees may use stock to satisfy any withholding tax obligation upon exercise of a nonqualified stock option.

  The 1978 Plan provides that outstanding options become immediately exercisable upon the occurrence of certain changes in control of the Corporation, and for the forfeiture of options granted on or after October 27, 1993, by employees under certain circumstances.

  The Board of Directors may at any time amend, suspend, or terminate the 1978 Plan, but may not adversely affect options already granted or, without stockholder approval, increase the maximum number of shares subject to the 1978 Plan (except for adjustments for recapitalization, stock dividends and other change in the corporate structure), or change the designation or class of employees eligible to receive options thereunder.

Federal Tax Consequences

  Nonqualified Stock Options. No taxable income results to an optionee upon the grant of nonqualified stock options. Upon exercise, generally an optionee will have reportable ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and such amount will be deductible by the Corporation for federal income tax purposes. The ordinary income upon exercise of the option will be subject to applicable withholding taxes. Generally, any profit or loss on the subsequent disposition of such shares will be short-term or long-term capital gain or loss, depending upon the holding period for the shares.

  Incentive Stock Options. No taxable income results to an optionee upon either the grant or exercise of an incentive stock option, and the optionee generally will be taxed at capital gain rates when and if the stock received on exercise of the option is sold after certain holding period requirements are met. Long-term capital gains rates will apply to the optionee's full gain at the time of the sale of the stock, provided that: (1) no disposition of the stock is made within either two years from the date of grant of the option or one year after exercise of the option, and (ii) the option is exercised no later than three months after termination of employment (one year in the event of disability).

  A sale, exchange, gift or other transfer of legal title of stock acquired pursuant to an incentive stock option within two years from the date of grant or within one year after exercise constitutes a disqualifying disposition. A disqualifying disposition involving a sale or exchange produces taxable income to the optionee, and an income tax deduction to the Corporation, in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the option price; or (ii) the amount realized on disposition minus the option price. A disqualifying disposition as a result of a gift produces taxable income to the optionee and a deduction to the Corporation in an amount equal to the difference between the option price and the fair market value of the stock on the date of exercise.

  The spread on the date of exercise between the fair market value and the option price of stock acquired through the exercise of an incentive stock option generally is an adjustment item for purposes of the alternative minimum tax, unless a disqualifying disposition is made within the same taxable year of the exercise.

Certain Information

  On June 1, 1994 the reported closing sale price of the Corporation's Common Stock on the New York Stock Exchange composite tape was $81.75 per share.

  Options granted during the fiscal year ended March 31, 1994 to the five named executive officers appear in the Stock Option Grants table on page 16. Options were granted to all current executive officers as a group (including the named executive officers) for 178,000 shares, to all current directors who are not executive officers for 7,000 shares, and to all employees (other than executive officers) for 643,675 shares.

Vote Required

  Approval of the proposed amendments to the 1978 Plan will require the affirmative vote of a majority of the aggregate number of votes entitled to be cast at the annual meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENTS TO THE 1978 STOCK OPTION PLAN.

APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS (PROXY ITEM NO. 3)

  At the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Deloitte & Touche as the principal independent auditors to audit the consolidated financial statements of the Corporation and its subsidiaries for the fiscal year ending March 31, 1995, such appointment to continue at the pleasure of the Board of Directors and be subject to the approval of the Corporation's stockholders. Deloitte & Touche has acted as the Corporation's independent auditors for several years, is knowledgeable about the Corporation's operations and accounting practices, and is well qualified to act in the capacity of auditor. A resolution will be presented at the stockholders' meeting calling for approval of this appointment. Should the stockholders fail to approve this appointment, the selection of other independent auditors will be considered by the Audit Committee and the Board of Directors.

  During FY 1994, Deloitte & Touche performed professional services in connection with its audit of the financial statements of the Corporation and its subsidiaries and certain employee benefit plans and certain non-audit services. The total fees for all such services in FY 1994 were $2,642,000.

  Representatives of Deloitte & Touche are expected to be present at the meeting to respond to appropriate questions and to make a statement if they desire to do so.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF DELOITTE & TOUCHE.

STOCKHOLDER PROPOSAL (PROXY ITEM NO. 4)

  Murray Katz and Beatrice M. Katz of 11435 Monterrey Drive, Silver Spring, MD 20902, record holders of 256 shares of the Corporation's common stock, have submitted the following proposal:

    "RESOLVED: That the shareholders of McKesson Corporation recommend that the Board of Directors take the necessary steps to institute a salary and compensation ceiling such that as to future employment contracts, no senior executive officer or director of the Company receive combined salary and other compensation which is more than two times the salary provided to the President of the United States," that is more than $400,000.

    "REASONS: There is no corporation which exceeds the size and complexity of operation of the government of the United States of which the President is the chief executive officer. Even most government agencies far exceed the size, as measured by personnel and budget, of most private corporations. The President of the United States now receives a salary of $200,000; even heads of agencies and members of Congress are paid only somewhat in excess of $100,000. The recommended ceiling is sufficient to motivate any person to do his best.

    "While the duties of the President of the United States are not comparable to those of senior executive officers or directors (the President has a much more demanding job), and while the President has many valuable compensations, we use the salary of the President only as a reference point for the shareholders to consider as they evaluate this resolution.

    "Officers of public corporations are the employees and not the owners, except as they may be shareholders in common with other stockholders. Yet, officers give the appearance that they run the corporations primarily for their benefit rather than for the benefit of the shareholders. Thus, they may drain away millions of dollars in salary, stock options and other compensation. When more than the recommended ceiling on salary and compensation is taken, this is an expression of greed and abuse of power.

    "Usually, there is no direct correlation between the profitability of a corporation and the compensation to officers. In fact, in many corporations, compensation increases even as profits fall. It is apparent that high compensation does not usually serve as an incentive for a better run or more profitable corporation. Obscene compensation packages illustrate the power of the Board of Directors, a closed group which perpetuates itself, by determining who is to be selected to the Board and who is to be an officer of the company, as well as the compensation to be received. The Board of Directors does not own the corporation, but it can run the corporation as if it were their property. There is a general consensus in the United States that corporate officials are grossly overpaid and that this state of affairs is promulgated by the policy of Boards of Directors. There is no shortage of qualified people who would gladly step in and do as good a job as the incumbent officers of the Corporation and who would have no hesitation serving within the aforementioned pay ceiling.

    "Any officer who believes he can better the corporation should be sufficiently motivated to purchase stock on the open market or to receive stock options as part of his salary and compensation package. To remain competitive in world markets we must cut our costs and not overcompensate directors and officers.

    "If you AGREE, please mark your proxy FOR this resolution."

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

  The Board of Directors believes that establishment of a rigid and arbitrary ceiling on compensation payable to the Corporation's senior executive officers and directors would not be in the best interests of the Corporation or its stockholders for a number of reasons. First, and most importantly, any such ceiling would have adverse consequences to the Corporation by severely restricting its ability to manage its ordinary business affairs and, in particular, its ability to attract, motivate and retain high-caliber individuals to serve as executive officers and directors with a fair and competitive compensation package.

  In addition, although the proponents of this proposal suggest that pay should reflect performance, the Board believes that their proposal would have the opposite effect. As is more fully described in the "Report of the Compensation Committee on Executive Compensation" beginning on page 9, the Corporation's compensation program is designed to enhance stockholder value by linking a significant portion of executive compensation directly to performance. To impose an arbitrary ceiling on compensation would unreasonably limit the Corporation's ability to recognize and reward individual performance which, in turn, would place the Corporation at a competitive disadvantage compared to companies not subject to the limitation.

  The Board of Directors believes that a flexible and pragmatic approach which allows compensation levels to reflect performance factors and the changing business environment is crucial to the Corporation's continuing success and that the proposed ceiling would undermine the Corporation's compensation program and, as a result, would have an adverse impact on the quality of management, the performance of the Corporation and, ultimately, on stockholder value.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

ADDITIONAL INFORMATION

  The audited financial statements of the Corporation for the fiscal year ended March 31, 1994 are included in the enclosed Appendix to this Proxy Statement. The Appendix also contains the information required by the Securities and Exchange Commission to be included in an annual report to security-holders.

STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

  A stockholder who intends to submit a proposal for inclusion pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 in the proxy statement for the 1995 Annual Meeting, must send the proposal so as to be received by the Corporate Secretary at the principal executive offices of the Corporation, One Post Street, San Francisco, CA 94104, no later than February 15, 1995.

                                        By Order of the Board of Directors
                                        /s/ Nancy A. Miller
                                        ----------------------------
                                        Nancy A. Miller
                                        Vice President and Secretary

June 14, 1994

  A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED MARCH 31, 1994, EXCLUDING CERTAIN EXHIBITS THERETO, MAY BE OBTAINED WITHOUT CHARGE, BY WRITING TO INVESTOR RELATIONS, BOX K, MCKESSON CORPORATION, ONE POST STREET, SAN FRANCISCO, CA 94104.

                                                                       EXHIBIT A

                       AMENDMENTS TO MCKESSON CORPORATION
                             1978 STOCK OPTION PLAN
                 (AS PROPOSED TO STOCKHOLDERS ON JULY 27, 1994)

  RESOLVED, that the first sentence of Section 2(a) of the McKesson Corporation 1978 Stock Option Plan be and hereby is amended to delete the number 8,400,000 and to substitute therefor the number "11,400,000", and to establish a limit of 300,000 as the maximum number of shares with respect to which options may be granted to any one employee during any one-year period, so that said sentence shall read as follows (amendments are underlined):

  "2. STOCK SUBJECT TO THE PLAN.

    "(a) Options may be granted under the Plan from time to time to key employees of the Company and of its affiliates and to Nonemployee Directors to purchase an aggregate of not more than 11,400,000 shares of stock; provided, however, that the maximum number of shares that may be granted to any one employee during any one-year period shall not exceed 300,000."

                                                                        APPENDIX
                              MCKESSON CORPORATION

                       GENERAL AND FINANCIAL INFORMATION

                                FISCAL YEAR 1994
                                      LOGO

                              GENERAL INFORMATION

DESCRIPTION OF BUSINESS

  McKesson Corporation, a Delaware corporation (the "Company" or "McKesson"), principally operates through its wholly-owned Maryland subsidiary of the same name. McKesson conducts its operations through three business segments--Health Care Services, Water Products and Armor All. McKesson's Health Care Services segment includes the Company's distribution services operation and PCS Health Systems Inc., ("PCS"). Within the United States and Canada, the distribution services operation is the largest wholesale distributor of ethical and proprietary drugs and health and beauty care products. Its products are distributed to chain and independent drug stores, hospitals, food stores and mass merchandisers throughout the United States and Canada. PCS provides prescription drug claims processing and pharmacy benefit design, administration and management services to health plan sponsors. Also included in this segment are the results of McKesson's Central American pharmaceutical operation and an equity interest in the largest pharmaceutical wholesale distributor in Mexico. In fiscal 1994, the Health Care Services segment generated 97% of McKesson's total revenues and 76% of its operating profit. McKesson's Water Products segment engages in the processing, sale and delivery of bottled drinking water, the sale of packaged water to retail stores and the sale of processed water through vending machines. The Armor All segment is the majority-owned Armor All Products Corporation subsidiary, which is engaged in the development and marketing of branded appearance enhancement and protection products targeted primarily for the do-it-yourself automotive aftermarket. For further segment information, see Financial Note 15, "Segments of Business" on pages 34 and 35 of this Appendix.

DIRECTORS

Alan Seelenfreund.......  Chairman of the Board and Chief Executive Officer, McKesson
David E. McDowell.......  President and Chief Operating Officer, McKesson
Tully M. Friedman.......  Managing Partner, Hellman & Friedman
James R. Harvey.........  Chairman of the Board, Transamerica Corporation
George M. Keller........  Chairman and Chief Executive Officer, Retired, Chevron Corporation
Leslie L. Luttgens......  Civic and Community Leader
John M. Pietruski.......  Chairman and Chief Executive Officer, Retired, Sterling Drug Inc.
Jane E. Shaw............  President and Chief Operating Officer, Alza Corporation
Robert H. Waterman, Jr..  Founder and President, The Waterman Group, Inc.

EXECUTIVE OFFICERS

Alan Seelenfreund....  Chairman of the Board and Chief Executive Officer
David E. McDowell....  President and Chief Operating Officer
William A. Armstrong.  Vice President Human Resources and Administration
Jon W. d'Alessio.....  Treasurer
Richard H. Hawkins...  Vice President and Controller
Robert C. Johnson....  Vice President Government Relations and Chairman of PCS
                       Health Systems, Inc.
Marvin L. Krasnansky.  Vice President Corporate Relations
David L. Mahoney.....  Vice President Strategic Planning
Ivan D. Meyerson.....  Vice President and General Counsel
Nancy A. Miller......  Vice President and Corporate Secretary
Charles A. Norris....  Vice President and President of McKesson Water Products
                       Company
Garret A. Scholz.....  Vice President Finance
James H. Smith.......  Vice President and President of McKesson Drug Company

STOCK EXCHANGES; STOCKHOLDERS

  The Company's common stock is listed on the New York and Pacific Stock Exchanges. As of March 31, 1994, there were 18,995 stockholders of record.

FORM 10-K

  A copy of the Company's Annual Report on Form 10-K to the Securities and Exchange Commission for the fiscal year ended March 31, 1994, excluding exhibits thereto, may be obtained without charge by writing to Investor Relations, Box K, McKesson Corp., One Post Street, San Francisco, CA 94104.

COMMON STOCK PRICES AND DIVIDENDS

  The Company's common stock prices and dividend information appears in Financial Note 18, "Quarterly Financial Information" on pages 38 and 39 of this Appendix.

                             FINANCIAL INFORMATION

                                    CONTENTS

                                                                           PAGE
                                                                           ----
Six-Year Highlights.......................................................   2
Financial Review..........................................................   6
Statement of Management's Responsibility..................................  14
Independent Auditors' Report..............................................  15
Consolidated Financial Statements
  Statements of Consolidated Income for the years ended March 31, 1994,
   1993 and 1992..........................................................  16
  Consolidated Balance Sheets, March 31, 1994, 1993, and 1992.............  17
  Statements of Consolidated Stockholders' Equity for the years ended
   March 31, 1994, 1993 and 1992..........................................  18
  Statements of Consolidated Cash Flows for the years ended March 31,
   1994, 1993 and 1992....................................................  20
  Financial Notes.........................................................  21

                              SIX-YEAR HIGHLIGHTS

                            CONSOLIDATED OPERATIONS

                                            YEARS ENDED MARCH 31
                          -------------------------------------------------------------------
                            1994         1993       1992          1991      1990       1989
                          ---------    ---------  ---------     --------  --------   --------
                               (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Revenues................  $12,428.2    $11,669.4  $10,312.6     $8,420.6  $7,790.9   $7,046.4
 Percent change.........        6.5%        13.2%      22.5%         8.1%     10.6%       7.3%
Gross profit(1).........    1,158.3      1,133.2    1,060.7        991.1     982.7      941.6
 Percent of revenues....        9.3%         9.7%      10.3%        11.8%     12.6%      13.4%
Operating profit........      314.5        285.3      184.2 (6)    248.9     241.7      239.2
 Percent change.........       10.2%        54.9%     (26.0)%        3.0%      1.0%      11.3%
 Percent of revenues....        2.5%         2.4%       1.8%(6)      3.0%      3.1%       3.4%
Operating margin(2).....      316.7(4)     246.4      139.4 (7)    224.9     219.9      213.6
 Percent of revenues....        2.5%         2.1%       1.4%(7)      2.7%      2.8%       3.0%
Interest expense........       41.4         49.5       57.7         55.8      53.3       47.1
Income before taxes on
 income.................      275.3(4)     196.9       81.7 (7)    169.1     166.6      166.5
 Percent change.........       39.8%       141.0%     (51.7)%        1.5%      0.1%       5.4%
Taxes on income.........      109.2         78.8       39.9         68.0      68.4       68.2
 Effective tax rate.....       39.7%        40.0%      48.8%        40.2%     41.1%      41.0%
Income (loss) after
 taxes
 Continuing operations..      157.1(5)     114.7       39.6 (7)     99.9      93.7       91.9
  Percent change........       37.0%       189.6%     (60.4)%        6.6%      2.0%       9.5%
 Discontinued
  operations............         --           --       (7.3)        (4.6)       --        6.6
 Extraordinary item--
  debt extinguishment...       (4.2)          --         --           --        --         --
 Cumulative effects of
  accounting changes....      (16.7)          --     (110.5)          --        --         --
Net income (loss).......      136.2        114.7      (78.2)        95.3      93.7       98.5
 Percent change.........       18.7%          --         --          1.7%     (4.9)%      2.8%
Average stockholders'
 equity.................      623.1        581.5      593.3        660.1     694.1      706.5
 Return on equity(3)....       21.9%        19.7%     (13.2)%       14.4%     13.5%      13.9%
Total dividends
 declared...............       77.1         74.4       72.3         71.8      66.3       60.2
Common dividends
 declared...............       66.9         64.0       61.8         61.2      57.6       59.8
Fully diluted earnings
 (loss) per common share
 Continuing operations..       3.48         2.51       0.84         2.23      2.03       2.09
  Percent change........       38.6%       198.8%     (62.3)%        9.9%     (2.9)%     10.0%
 Discontinued
  operations............         --           --       (.19)        (.10)       --        .14
 Extraordinary item.....       (.10)          --         --           --        --         --
 Cumulative effects of
  accounting changes....       (.38)          --      (2.85)          --        --         --
 Total..................       3.00         2.51      (2.20)        2.13      2.03       2.23
  Percent change........       19.5%          --         --          4.9%     (9.0)%      3.2%

- --------
(1) Revenues less cost of sales.
(2) Income from continuing operations before interest expense, taxes on income and minority interest.
(3) Based on net income.
(4) Includes pre-tax gain from special items of $37.4 million, 0.3% of revenues.
(5) Includes special items after-tax of $24.5 million.
(6) Net of restructuring charges of $69.7 million, 0.7% of revenues.
(7) Net of restructuring charges of $82.8 million, 0.8% of revenues, $56.8 million after-tax.

                              SIX-YEAR HIGHLIGHTS

                        CONSOLIDATED FINANCIAL POSITION

                                         YEARS ENDED MARCH 31
                         --------------------------------------------------------------
                           1994        1993      1992        1991      1990      1989
                         --------    --------  --------    --------  --------  --------
                           (DOLLARS AND SHARES IN MILLIONS EXCEPT PER SHARE AMOUNTS)

Customer receivables.... $  750.8    $  735.4  $  678.5    $  504.1  $  530.8  $  524.1
 Days of sales(1).......     21.7        22.7      23.1        21.6      24.5      26.8
Inventories--LIFO cost..    994.1       885.9     848.4       695.4     618.0     565.5
Inventories--FIFO cost..  1,312.2     1,214.9   1,158.0       977.3     858.6     769.0
 Days of sales(1).......     41.9        41.5      44.0        47.4      45.4      45.3
Drafts and accounts
 payable................  1,378.9(7)  1,261.0   1,157.3       902.2     825.5     674.2
 Days of sales(1).......     44.0        43.1      44.0        43.7      43.7      39.8
Current assets..........  2,186.2     1,898.2   1,814.2     1,469.4   1,407.1   1,220.6
Current liabilities.....  1,784.4     1,614.9   1,492.9     1,158.4   1,114.8     928.5
Working capital.........    401.8       283.3     321.3       311.0     292.3     292.1
 Percent of revenues(1).      3.2%        2.4%      3.0%        3.7%      3.8%      4.1%
Property, plant and
 equipment--net.........    482.0       460.1     456.6       458.4     443.2     430.7
 Percent of revenues(1).      3.9%        3.9%      4.3%        5.4%      5.7%      6.1%
Capital expenditures....    100.2        69.9      72.9        82.0      74.0     104.1
Total assets............  3,192.7     2,800.1   2,756.9     2,460.9   2,327.2   2,117.3
Total debt(2)...........    539.0       434.8     579.2       626.9     538.2     469.7
Stockholders' equity....    678.6       619.4     554.5       675.6     684.1     692.2
Capital employed(3).....  1,217.6     1,054.2   1,133.7     1,302.5   1,222.3   1,161.9
 Ratio of debt to
  capital employed......     44.3%       41.2%     51.1%       48.1%     44.0%     40.4%
Average capital
 employed(3)............  1,122.1     1,093.8   1,208.4     1,219.2   1,226.2   1,192.9
 Turnover(4)............     11.1        10.7       8.5         6.9       6.4       5.9
Fully diluted shares....     44.1        44.8      38.8(5)     44.6      46.3      45.8
Common shares
 outstanding at 3/31....     40.6        40.6      38.9        38.2      39.3      40.3
Dividends per common
 share..................     1.66        1.60      1.60        1.60      1.44      1.44
Book value per common
 share(6)...............    16.38       14.99     13.97       17.44     17.24     17.00
Market price
 High...................   68 1/2      47 1/8    40 1/8      38        39 3/4    35 5/8
 Low....................   38 5/8      30 1/4    32          26 7/8    29 5/8    30
 At year end............   59 1/2      44 3/4    32 5/8      32 7/8    38        30

- --------
(1) Based on year-end balances and sales or cost of sales assuming major acquisitions occurred at beginning of year.
(2) Total debt includes all interest-bearing debt and capitalized lease obligations.
(3) Capital employed consists of total debt and stockholders' equity.
(4) Revenues divided by average capital employed.
(5) Excludes convertible securities which were anti-dilutive.
(6) Stockholders' equity less preferred stock plus portion of ESOP notes and guarantee related to the Series B ESOP preferred stock divided by year-end common shares outstanding.
(7) Excludes PCS rebate payables of $82 million.

                              SIX-YEAR HIGHLIGHTS

                               REPORTING SEGMENTS

                                           YEARS ENDED MARCH 31
                          ------------------------------------------------------------------
                            1994       1993        1992         1991       1990       1989
                          ---------  ---------   --------     --------   --------   --------
                                           (DOLLARS IN MILLIONS)
HEALTH CARE SERVICES
Revenues................  $11,999.8  $11,262.6   $9,924.3     $8,039.6   $7,379.4   $6,663.4
 Percent change.........        6.5%      13.5%      23.4%         8.9%      10.7%       7.0%
Sales to customers'
 warehouses.............    2,800.7    2,607.2    2,066.3      1,706.5    1,575.4    1,298.1
Revenues excluding sales
 to customers'
 warehouses.............    9,199.1    8,655.4    7,858.0      6,333.1    5,804.0    5,365.3
 Percent change.........        6.3%      10.1%      24.1%         9.1%       8.2%       4.5%
Operating profit........      239.2      222.8      138.7(1)     211.2      172.3      155.6
 Percent change.........        7.4%      60.6%     (34.3)%       22.6%      10.7%       8.9%
 Percent of revenues....        2.0%       2.0%       1.4%(1)      2.6%       2.3%       2.3%
 Percent of revenues
  excluding sales to
  customers' warehouses.        2.6%       2.6%       1.8%(1)      3.3%       3.0%       2.9%
Average capital
 employed(2)............    1,098.7      978.3    1,055.0        947.3      881.1      871.5
 Turnover(3)............       10.9       11.5        9.4          8.5        8.4        7.6
 Return(4)..............       21.8%      22.8%      13.1%        22.3%      19.6%      17.9%
Segment assets..........    2,673.9    2,389.3    2,275.5      1,961.0    1,733.0    1,665.4
Capital expenditures....       65.1       44.7       43.3         40.2       36.1       73.9
Depreciation............       41.3       36.6       39.3         36.5       34.8       28.7
Amortization of
 intangibles............       11.1        9.1       10.7         11.0       10.5       10.8

WATER PRODUCTS
Revenues................      240.3      229.6      232.8        236.7      232.6      213.5
 Percent change.........        4.7%      (1.4)%     (1.6)%        1.8%       8.9%       8.4%
Operating profit........       37.0       30.4       24.1         24.3       37.1       38.1
 Percent change.........       21.7%      26.1%      (0.8)%      (34.5)%     (2.6)%     10.4%
 Percent of revenues....       15.4%      13.2%      10.4%        10.3%      16.0%      17.8%
Average capital
 employed(2)............      119.4      107.9      104.4        103.1       98.9       79.9
 Turnover(3)............        2.0        2.1        2.2          2.3        2.4        2.7
 Return(4)..............       31.0%      28.2%      23.1%        23.6%      37.5%      47.7%
Segment assets..........      150.4      135.7      132.6        127.3      120.8      114.0
Capital expenditures....       28.7       20.6       25.9         25.9       23.3       19.8
Depreciation............       18.3       16.8       15.9         15.5       14.3       13.2

- --------
(1) Net of restructuring charges of $69.7 million, 0.7% of revenues, 0.9% of revenues excluding sales to customers' warehouses.
(2) Net assets of the segment.
(3) Revenues divided by average capital employed.
(4) Operating profit divided by average capital employed.

                              SIX-YEAR HIGHLIGHTS

                               REPORTING SEGMENTS
                                  (CONTINUED)

                                        YEARS ENDED MARCH 31
                              ------------------------------------------------
                               1994    1993    1992    1991     1990     1989
                              ------  ------  ------  ------   ------   ------
                                        (DOLLARS IN MILLIONS)
ARMOR ALL
Revenues..................... $182.3  $168.4  $146.1  $133.8   $165.4   $163.0
 Percent change..............    8.3%   15.3%    9.2%  (19.1)%    1.5%    29.0%
Operating profit.............   38.3    32.1    21.4    13.4     32.3     45.5
 Percent change..............   19.3%   50.0%   59.7%  (58.5)%  (29.0)%   21.0%
 Percent of revenues.........   21.0%   19.1%   14.6%   10.0%    19.5%    27.9%
 Average capital
  employed(1)--net of
  minority interest..........   66.7    84.7    77.1    81.7     75.7     65.5
 Turnover(2,5)...............    1.7     1.6     1.6     1.4      1.7      1.9
 Return(3,5).................   35.0%   31.3%   22.9%   13.6%    32.8%    53.7%
Segment assets(4)............  151.8   140.6   138.8   115.9    124.0    127.2
Capital expenditures.........    1.4     0.7     0.8     1.3      1.4      0.4
Depreciation.................    1.1     1.2     1.2     0.8      0.4      0.3
Amortization of intangibles..    2.7     3.8     4.3     4.4      4.4      2.7

CORPORATE
Revenues.....................    5.8     8.8     9.4    10.5     13.5      6.5
Expenses.....................  (36.4)  (44.6)  (52.1)  (28.9)   (31.6)   (28.0)
Average capital employed(1).. (162.7)  (77.1)  (28.1)   87.1    170.5    176.0
Total assets*................  216.6   134.5   210.0   256.7    349.4    210.7
Capital expenditures.........    5.0     3.9     2.9    14.6     13.2     10.0
Depreciation.................    6.2     9.9    10.1    10.0      7.3      6.0
*Total assets include:
 Cash and short-term
  investments(4).............   70.0    86.2   144.8   146.4    156.5     47.8
 Net assets of discontinued
  operations in other assets.     --    10.7    21.1    13.9      9.8     17.1

- --------
(1) Net assets of the segment.
(2) Revenues divided by average capital employed.
(3) Operating profit divided by average capital employed.
(4) Armor All segment assets include $26.3 million, $33.9 million and $15.7 million of cash and short-term investments at March 31, 1994, 1993 and 1992, respectively.
(5) Calculated on average capital employed before deduction for minority interest.

                                FINANCIAL REVIEW

RESULTS OF OPERATIONS

  The Company reported earnings from continuing operations of $157.1 million or $3.48 per fully diluted share, which included special items of $24.5 million, or $.56 per share. Excluding the special items, fiscal 1994 earnings from continuing operations were $132.6 million or $2.92 per share compared to $114.7 million or $2.51 per share in fiscal 1993.

  Fiscal 1994 net income was $136.2 million, or $3.00 per share and included earnings from continuing operations of $157.1 million, an extraordinary loss of $4.2 million after-tax on the early retirement of $50 million of 8 5/8% debt and a $16.7 million after-tax charge for the cumulative effect of adopting Statement of Financial Accounting Standards (SFAS) No. 112 "Employers' Accounting for Postemployment Benefits."

  The fiscal 1994 results reflect profit growth in all three of the Company's business segments, Health Care Services, Water Products and Armor All Products Corporation ("Armor All"). The growth is due primarily to programs implemented over the past several years that have improved the Company's cost structure and competitive position, through the introduction of new value-added services and products. The Health Care Services segment includes the results of the Company's U.S. pharmaceutical and health care products distribution businesses, its international pharmaceutical operations (including Canada, Mexico and Central America) and PCS Health Systems, Inc. ("PCS"). PCS provides prescription drug claims processing and pharmacy benefit design, administration and management services to health plan sponsors.

  The special items of $37.4 million ($24.5 million after-tax, $.56 per fully diluted share) in continuing operations included a pre-tax gain of $55.1 million from the sale and donation of Armor All shares (see Armor All Transactions below). The donated shares had a market value of $4.3 million. Also included in special items was a loss of $13.4 million resulting from the termination of interest rate swap arrangements. These interest rate swap arrangements had been designated, through March 31, 1993, as a hedge against the Company's short-term variable interest domestic borrowings. As a result of the May 12, 1993 sale of Armor All shares and other factors, the interest rate swap arrangements were no longer considered effective as a hedge against the variable-rate borrowings, because the Company, at that time, no longer expected to borrow domestically on a short-term basis in fiscal 1994.

Acquisitions

  Several acquisitions were made in fiscal 1994 that expanded the Company's capabilities in managed health care. In April 1993, the Company acquired Clinical Pharmaceuticals, Inc. ("CPI"), an administrator of clinically based managed prescription drug benefit programs. In December 1993, the Company acquired interests in Technology Assessment Group ("TAG"), a consulting firm specializing in health outcomes assessment, and Integrated Medical Systems ("IMS"), a developer of community medical information systems. IMS's networks link physicians with other health care providers, managed care organizations and health plan sponsors.

  In April 1993, the Company acquired a 22.7% interest in Nadro S.A. de C.V. ("Nadro"). Nadro is the leading pharmaceutical wholesale distributor in Mexico. At the same time, the Company received an option to acquire an additional 9% of Nadro's common stock.

  These acquisitions were made for an aggregate cash purchase price of $98 million.

Armor All Transactions

  Reflecting the Company's plan to make Armor All an independent entity over time, in fiscal 1994, the Company sold 5,175,000 shares of Armor All common stock to the public and donated 250,000 additional shares to the McKesson Foundation. These transactions reduced the Company's equity interest in Armor All from 83% to 57%. In addition, the Company sold $180 million of subordinated debentures that are exchangeable, at the option of the holders, into 6.9 million additional shares of Armor All common stock owned by the Company, subject to the Company's right to pay cash equal to the market price of the stock in lieu of making the exchange. If all of the debentures were exchanged into Armor All shares, McKesson's ownership interest in Armor All would be reduced to approximately 24%.

REVENUE GROWTH

  In fiscal 1994 revenues increased $0.8 billion, or 7% to $12.4 billion. The following table identifies the components of revenue growth over the past three fiscal years.

                                                                YEARS ENDED
                                                                  MARCH 31
                                                               ----------------
                                                               1994  1993  1992
                                                               ----  ----  ----
      Existing businesses
       Real volume growth.....................................  6.9%  6.0%  7.5%
       Price increases (decreases)............................ (0.6)  2.4   3.6
      Growth from acquired businesses.........................  0.2   4.8  11.4
                                                               ----  ----  ----
          Total revenue growth................................  6.5% 13.2% 22.5%
                                                               ====  ====  ====

  The rate of real growth in fiscal 1994, reflects a growth rate in Health Care Services of 7% compared to 6% in fiscal 1993 and 8% in fiscal 1992. The increase in 1994 Health Care Services real growth is due primarily to increased sales to Valu-Rite pharmacies, with sales growth being particularly strong in the second half of the year. The Valu-Rite program was expanded during fiscal 1994 to provide more profit-improvement opportunities for customers, including the establishment of a pharmacy provider network and the implementation of expanded generic drug and private label programs.

  Water Products revenue increased 5% in fiscal 1994 reflecting an increase in its home and commercial delivery customer base and increased sales of packaged water to the grocery trade. Armor All revenues increased 8% due primarily to the introduction of new products.

  Price declines reduced the overall rate of revenue growth in fiscal 1994. The decline in prices reflects substantial price reductions on many generic pharmaceutical products, offset in part by moderate inflation on other product lines. The practice in the Health Care Services distribution businesses is to pass on to customers price changes from suppliers. The use of the LIFO accounting method results in cost of sales that more closely reflect replacement cost, thereby mitigating the effect of inflation on the Company's operating profit. The Company receives price protection from manufacturers that prevents inventory losses from being incurred as a result of manufacturer price reductions.

OPERATING PROFIT

  Operating profits improved in each of the Company's three business segments in fiscal 1994. As a result, the Company achieved a 13.4% increase in income before taxes, interest and special items on a 6.5% increase in revenues.

  The operating profit of Health Care Services increased $16.4 million due in large part to profit growth at PCS, reflecting the significant growth in covered lives and more intensive usage by plan sponsors of managed prescription services such as drug utilization reviews, drug formularies and generic substitution programs. During the year, covered lives more than doubled ending the year at approximately 45 million. International operating profits increased due to the inclusion of the Company's interest in Nadro, acquired in April 1993, offset in part by a decline in the profitability of the Canadian operations due to lower tobacco sales and the lower exchange rate. Operating profits of the U.S. Health Care Services distribution business declined moderately in fiscal 1994 partially offsetting the PCS and international improvements.

  Water Products operating profit increased $6.6 million reflecting sales growth and the implementation of programs designed to increase productivity and reduce costs through the consolidation of facilities and delivery routes and reorganization of the company's sales, marketing and financial management structure.

  Armor All's operating profit increased $6.2 million due primarily to an 8% sales increase, steady gross margins, and a reduction in selling and administrative costs as a percentage of sales.

  The following table identifies the operating margin (income before special items, interest expense and taxes on income as a percent of revenues excluding sales to customers' warehouses) components for the past three years.

                                                           AS A PERCENT
                                                            OF REVENUE
                                                        -------------------
                                                        1994     1993  1992
                                                        ----     ----  ----
      Computed with Revenues Excluding Sales to
       Customers' Warehouses
       Gross profit margin(1).......................... 12.0%    12.5% 12.9%
       Operating expenses..............................  9.1      9.8  11.2(2)
                                                        ----     ----  ----
       Operating margin................................  2.9%(3)  2.7%  1.7%(2)
                                                        ====     ====  ====

- --------
(1) Revenues less cost of sales.
(2) Excluding fiscal 1992 restructuring costs, operating expense margin is 10.2% and operating margin is 2.7%.
(3) Including special items in fiscal 1994, the operating margin is 3.3%.

  Productivity improvements more than offset the decline in gross profit margin in fiscal 1994. Gross profit margins declined in the year due primarily to competitive pricing in the U.S. and Canadian pharmaceutical distribution businesses. The gross profit margin decline in fiscal 1993 was offset by productivity improvements.

  The following table summarizes operating profits as a percentage of revenues by segment:

                                                            AS A PERCENT
                                                             OF REVENUE
                                                           ----------------
                                                           1994  1993  1992
                                                           ----  ----  ----
      Health Care Services................................  2.0%  2.0%  1.4%(1)
      Health Care Services (excluding sales to customers'
       warehouses)........................................  2.6   2.6   1.8(1)
      Water Products...................................... 15.4  13.2  10.4
      Armor All........................................... 21.0  19.1  14.6

- --------
(1) Excluding fiscal 1992 restructuring costs, the percentages are 2.1% of total revenues and 2.7% of revenues excluding sales to customers' warehouses.

  The improvement in Water Products margins in fiscal 1994 and 1993 reflects a series of cost reduction programs including route, plant and administrative consolidations.

  The improvement in Armor All's margin in fiscal 1994 is primarily due to lower selling and marketing costs as a percentage of revenues. In addition, fixed administrative expenses were spread over a higher sales volume. The significant improvement in the company's margin in fiscal 1993 is primarily due to more efficient trade promotion practices and the spreading of fixed administrative expenses over a higher volume.

CAPITAL EXPENDITURES

  Capital expenditures were as follows:

                                                                   YEARS ENDED
                                                                     MARCH 31
                                                                  --------------
                                                                  1994 1993 1992
                                                                  ---- ---- ----
                                                                  (IN MILLIONS)
      Health Care Services....................................... $ 65 $ 45 $ 43
      Water Products.............................................   29   21   26
      Corporate and Other........................................    6    4    4
                                                                  ---- ---- ----
        Total.................................................... $100 $ 70 $ 73
                                                                  ==== ==== ====

  Capital expenditures increased in fiscal 1994 primarily due to increased data processing requirements at PCS resulting from the rapid expansion of its managed prescription programs.

WORKING CAPITAL

  Working capital as defined in the following table excludes cash and interest-bearing obligations.

                                                                    MARCH 31
                                                                    WORKING
                                                                  CAPITAL AS A
                                                                   PERCENT OF
                                                                    REVENUES
                                                                 ----------------
                                                                 1994  1993  1992
                                                                 ----  ----  ----
      Health Care Services...................................... 3.1%  2.6%  3.1%
      Heath Care Services (excluding sales to customers'
       warehouses).............................................. 4.1   3.4   3.9
        Total Company........................................... 3.1   2.2   2.4

  The consolidated working capital ratio increased in fiscal 1994 due primarily to higher inventory and lower trade payables levels in the Health Care Services distribution operations. This situation resulted from management's decision earlier in the year to temporarily increase inventories. Inventories were partially reduced during the latter part of the fiscal year resulting in lower inventory purchases during the fourth quarter, and therefore, lower related payables levels, than would otherwise have been required. In addition, PCS claim reimbursement and rebate receivables increased from the prior year. This increase was offset, in part, by a corresponding increase in PCS payables.

CASH FLOW AND LIQUIDITY

Capital Expenditure and Dividend Coverage

  Net cash provided by continuing operations has exceeded capital expenditures and dividends, in the aggregate, during the fiscal 1992-1994 period, by $87 million.

                                                                YEARS ENDED
                                                                 MARCH 31
                                                              -----------------
                                                              1994   1993  1992
                                                              -----  ----  ----
                                                               (IN MILLIONS)
      Net cash provided by continuing operations
       Income after taxes from continuing operations......... $ 157  $115  $ 40
       Restructuring charges.................................                83
       Depreciation..........................................    67    64    66
       Amortization of intangibles...........................    14    13    15
       Provision for bad debts...............................     9    18    14
       Deferred taxes and other..............................    15    14   (36)
       Gain on sale of subsidiary stock......................   (52)
       Working capital changes...............................  (146)    2    81
                                                              -----  ----  ----
        Total................................................    64   226   263
      Capital expenditures...................................  (100)  (70)  (73)
                                                              -----  ----  ----
        Excess (deficit).....................................   (36)  156   190
      Dividends paid.........................................   (77)  (74)  (72)
                                                              -----  ----  ----
        Net excess (deficit)................................. $(113) $ 82  $118
                                                              =====  ====  ====

  The cash used for working capital changes in fiscal 1994 primarily reflects the previously discussed management decision to temporarily increase inventory levels earlier in the year.

Other Financing Activities

  Long-term debt increased $108 million reflecting the Company's issuance of $180 million of 4 1/2% exchangeable subordinated debentures net of the redemption of $50 million of 8 5/8% debt and other scheduled debt repayments in fiscal 1994. The exchangeable subordinated debentures are exchangeable, at the option of the holder, into shares of Armor All common stock owned by the Company at an exchange price of $25.94 per share, subject to the Company's right to pay cash equal to the market price of the stock in lieu of making the exchange. Net interest expense declined in fiscal 1994 due to lower borrowing rates.

  The Company had $96 million of cash and short-term investments at March 31, 1994 and has approximately $280 million of available credit under domestic committed revolving credit lines. As a result of the Company's strong investment grade credit rating, management believes the Company has access to additional private credit sources and public capital markets at favorable terms. Funds required for future debt maturities are expected to be met by existing cash balances, cash flow from operations, existing credit sources, and other debt capacity available at favorable terms.

CAPITALIZATION

  The Company's capitalization was as follows:

                                                               MARCH 31
                                                         ----------------------
                                                          1994    1993    1992
                                                         ------  ------  ------
                                                            (IN MILLIONS)
      Short-term borrowings............................. $   57  $   61  $   68
      Term debt.........................................    302     373     462
      Exchangeable Debt.................................    180     --      --
      Convertible debt..................................    --        1      49
                                                         ------  ------  ------
        Total debt......................................    539     435     579
      Stockholders' equity--net.........................    679     619     555
                                                         ------  ------  ------
        Total capitalization............................ $1,218  $1,054  $1,134
                                                         ======  ======  ======
      Debt-to-capital ratio at March 31.................   44.3%   41.2%   51.1%
      Average interest rate during year
        Total debt......................................    6.1%    8.7%    8.8%
        Short-term borrowings...........................    3.7     6.1     8.0
        Other debt......................................    7.9     9.2     8.9

  The increase in the debt-to-capital ratio in fiscal 1994 was due to the previously discussed net increase in debt. The decrease in the debt-to-capital ratio in fiscal 1993 was due to the redemption of $75 million of 10 3/4% Notes, the conversion of $48.8 million of 9% and 9 3/4% convertible subordinated debentures into 2.2 million shares of common stock and other scheduled debt repayments. The increase in the equity section in fiscal 1993 from the debenture conversions was offset by the repurchase of approximately 1.2 million shares of the Company's common stock, in connection with its previously announced share repurchase program.

  Average fully diluted shares were 44 million in fiscal 1994, 45 million in fiscal 1993 and 39 million in fiscal 1992. The lower number of fully diluted shares in fiscal 1992 was due to the exclusion of convertible securities which were anti-dilutive in fiscal 1992 but dilutive in fiscal 1994 and 1993. The anti-dilutive effect of these securities in fiscal 1992 was due to the net loss resulting from restructuring charges and accounting changes.

CAPITAL EMPLOYED

  Capital employed was as follows:

                                                           MARCH 31
                                                     ----------------------
                                                      1994    1993    1992
                                                     ------  ------  ------
                                                        (IN MILLIONS)
      Health Care Services.........................  $1,183  $1,068  $1,060
      Water Products...............................     123     111     107
      Armor All--net of minority interest(1).......      69      90      83
                                                     ------  ------  ------
        Total Operations...........................   1,375   1,269   1,250
      Corporate
       Cash........................................      70      86     144
       Other.......................................    (227)   (301)   (260)
                                                     ------  ------  ------
        Total Capital Employed.....................  $1,218  $1,054  $1,134
                                                     ======  ======  ======
      Return on Average Capital Employed(2)
       Health Care Services........................    21.8%   22.8%   13.1%(3)
       Water.......................................    31.0    28.2    23.1
       Armor All(4)................................    35.0    31.3    22.9
       Total Consolidated Operations(5)............    24.9    22.5    11.5 (6)
      Return on Equity(7)..........................    21.9%   19.7%  (13.2)%

- --------
(1) Armor All capital employed includes $26.3 million, $33.9 million and $15.7 million of cash and short-term investments at March 31, 1994, 1993 and 1992, respectively.
(2) Operating profit divided by average capital employed.
(3) 19.8% before restructuring charges.
(4) Calculated on average capital employed before deduction for minority interest.
(5) Income from continuing operations before taxes, special items, interest expense and minority interest divided by average consolidated capital employed.
(6) 18.4% before restructuring charges.
(7) Based on net income (loss). Net loss in fiscal 1992 reflects $56.8 million after-tax charge for restructuring and $110.5 million after-tax charge for the cumulative effects of accounting changes.

  The decline in return on average capital employed in the Health Care Services segment reflects increased working capital levels offset, in part, by improved operating results. The improved returns in the Water Products and Armor All segments reflect improved operating results.

RESTRUCTURING CHARGES

  In fiscal 1992, the Company initiated a program to restructure its U.S. and Canadian health care services distribution businesses and wrote off an investment, resulting in a charge of $82.8 million ($56.8 million after-tax) in fiscal 1992. The fiscal 1992 restructuring program was geared to achieving cost and working capital efficiencies through the consolidation of facilities and workforce reductions, made possible by enhanced automation and other productivity improvements. During fiscal 1993 and 1994, eight distribution facilities were closed and workforce reductions were made. Charges to the restructuring reserve have consisted primarily of asset write-offs, lease settlements and moving and severance costs which, through March 31, 1994, have totaled approximately $72 million, including $49 million of non-cash charges. Also during 1994, the Company reallocated a portion of its restructuring reserve from facility consolidation costs to severance costs associated with workforce reductions.

ENVIRONMENTAL MATTERS

  The Company's continuing operations do not require ongoing material expenditures to comply with federal, state and local environmental laws and regulations. However, in connection with the disposition of its chemical operations in fiscal 1987, the Company retained responsibility for certain environmental obligations. In addition, the Company is a party to a number of proceedings brought under the Comprehensive Environmental Response, Compensation and Liability Act, commonly known as Superfund, and other federal and state statutes. While it is not possible to predict the outcome of these proceedings, management does not believe that its environmental matters will have a material impact on the Company's consolidated financial position. See Financial Note 16.

INCOME TAXES

  The Company's effective tax rate was 39.7% in fiscal 1994, 40.0% in fiscal 1993 and 48.8% in fiscal 1992. The 1994 effective rate reflects, in part, the tax benefit received on the contribution to the McKesson Foundation of Armor All stock and the impact of tax legislation. The Omnibus Budget Reconciliation Act of 1993 increased the federal corporate income tax rate from 34% to 35% retroactive to January 1993. Absent the Armor All transactions, the Company's effective tax rate in fiscal 1994 would have approximated 40.5%.

POSTEMPLOYMENT BENEFITS

  As of April 1, 1993, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits". The cumulative effect of adopting the new standard resulted in a charge to net income of $16.7 million, net of $10.4 million tax benefit. The accounting change had no significant impact on current period results.

                                  STATEMENT OF
                          MANAGEMENT'S RESPONSIBILITY

  Management is responsible for the preparation and accuracy of the financial statements and other information included in this report. The financial statements have been prepared in conformity with generally accepted accounting principles using, where appropriate, management's best estimates and judgments.

  In meeting its responsibility for the reliability of the financial statements, management has developed and relies on the Company's system of internal accounting control. The system is designed to provide reasonable assurance that assets are safeguarded and that transactions are executed as authorized and are properly recorded. The system is augmented by written policies and procedures and an internal audit department.

  The Board of Directors reviews the financial statements and reporting practices of the Company through its Audit Committee, which is composed entirely of directors who are not officers or employees of the Company. The committee meets regularly with the independent auditors, internal auditors and management to discuss audit scope and results and to consider internal control and financial reporting matters. Both the independent and internal auditors have direct unrestricted access to the Audit Committee. The entire Board of Directors reviews the Company's financial performance and financial plan.


/s/ Alan Seelenfreund                     /s/ David E. McDowell
Alan Seelenfreund                         David E. McDowell
Chairman of the Board and                 President and Chief Operating
Chief Executive Officer                   Officer

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors of McKesson Corporation:

  We have audited the accompanying consolidated balance sheets of McKesson Corporation and subsidiaries as of March 31, 1994, 1993, and 1992, and the related statements of consolidated income, consolidated stockholders' equity and consolidated cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of McKesson Corporation and subsidiaries at March 31, 1994, 1993, and 1992, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

  As discussed in Note 2 of the consolidated financial statements, in 1994 the Corporation changed its method of accounting for postemployment benefits to conform with Statement of Financial Accounting Standards ("SFAS") No. 112 and in 1992 changed its method of accounting for postretirement benefits other than pensions to conform with SFAS No. 106, and changed its method of accounting for estimated environmental clean-up obligations.


/s/ Deloitte & Touche
Deloitte & Touche
San Francisco, California
May 16, 1994

                              MCKESSON CORPORATION

                       STATEMENTS OF CONSOLIDATED INCOME

                                                   YEARS ENDED MARCH 31
                                               -------------------------------
                                                 1994       1993       1992
                                               ---------  ---------  ---------
                                               (IN MILLIONS EXCEPT PER SHARE
                                                         AMOUNTS)
REVENUES.....................................  $12,428.2  $11,669.4  $10,312.6
                                               ---------  ---------  ---------
COSTS AND EXPENSES
Cost of sales................................   11,269.9   10,536.2    9,251.9
Selling......................................      245.2      234.4      231.5
Distribution.................................      375.9      383.0      354.7
Administrative...............................      257.9      269.4      252.3
Restructuring charges (Note 17)..............         --         --       82.8
Interest.....................................       41.4       49.5       57.7
                                               ---------  ---------  ---------
  Total......................................   12,190.3   11,472.5   10,230.9
                                               ---------  ---------  ---------
SPECIAL ITEMS (Note 3)
Gain on sale and donation of subsidiary
 stock.......................................       55.1         --         --
Donation to McKesson Foundation..............       (4.3)        --         --
Termination of swap arrangements.............      (13.4)        --         --
                                               ---------  ---------  ---------
                                                    37.4         --         --
                                               ---------  ---------  ---------
INCOME BEFORE TAXES ON INCOME................      275.3      196.9       81.7
Taxes on income (Note 13)....................      109.2       78.8       39.9
                                               ---------  ---------  ---------
INCOME BEFORE MINORITY INTEREST..............      166.1      118.1       41.8
Minority interest in net income of
 subsidiary..................................       (9.0)      (3.4)      (2.2)
                                               ---------  ---------  ---------
INCOME (LOSS) AFTER TAXES
Continuing operations........................      157.1      114.7       39.6
Discontinued operations (Note 8).............         --         --       (7.3)
Extraordinary item--debt extinguishment (Note
 9)..........................................       (4.2)        --         --
Cumulative effects of accounting changes
 (Note 2)....................................      (16.7)        --     (110.5)
                                               ---------  ---------  ---------
NET INCOME (LOSS)............................  $   136.2  $   114.7  $   (78.2)
                                               =========  =========  =========
EARNINGS (LOSS) PER COMMON SHARE
Fully diluted
 Continuing operations.......................  $    3.48  $    2.51  $     .84
 Discontinued operations.....................         --         --       (.19)
 Extraordinary item..........................       (.10)        --         --
 Cumulative effects of accounting changes....       (.38)        --      (2.85)
                                               ---------  ---------  ---------
  Total......................................  $    3.00  $    2.51  $   (2.20)
                                               =========  =========  =========
Primary
 Continuing operations.......................  $    3.68  $    2.69  $     .84
 Discontinued operations.....................         --         --       (.19)
 Extraordinary item..........................       (.10)        --         --
 Cumulative effects of accounting changes....       (.41)        --      (2.85)
                                               ---------  ---------  ---------
  Total......................................  $    3.17  $    2.69  $   (2.20)
                                               =========  =========  =========
SHARES ON WHICH EARNINGS (LOSS) PER COMMON
 SHARE WERE BASED
Fully diluted................................       44.1       44.8       38.8
Primary......................................       40.8       40.0       38.8

See Financial Notes.

                              MCKESSON CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                           MARCH 31
                                                  ----------------------------
                                                    1994      1993      1992
                                                  --------  --------  --------
                                                        (IN MILLIONS)
ASSETS
Cash and short-term investments.................. $   96.3  $  120.1  $  160.5
Receivables (Note 6).............................  1,045.9     842.2     774.3
Inventories (Note 7).............................    994.1     885.9     848.4
Prepaid expenses (Note 13).......................     49.9      50.0      31.0
                                                  --------  --------  --------
  Total current assets...........................  2,186.2   1,898.2   1,814.2
                                                  --------  --------  --------
Land.............................................     69.2      69.1      69.3
Buildings........................................    265.0     264.1     260.7
Machinery and equipment..........................    583.8     539.5     509.3
                                                  --------  --------  --------
  Total property, plant and equipment............    918.0     872.7     839.3
Accumulated depreciation.........................   (436.0)   (412.6)   (382.7)
                                                  --------  --------  --------
  Net property, plant and equipment..............    482.0     460.1     456.6
Goodwill and other intangibles...................    352.2     316.9     334.5
Other assets (Notes 8, 13 and 14)................    172.3     124.9     151.6
                                                  --------  --------  --------
  Total assets................................... $3,192.7  $2,800.1  $2,756.9
                                                  ========  ========  ========
LIABILITIES
Drafts payable................................... $  254.0  $  217.9  $  222.7
Accounts payable--trade..........................  1,206.9   1,043.1     934.6
Short-term borrowings............................     57.2      61.2      67.7
Current portion of long-term debt (Note 9).......     18.5      27.1      21.7
Salaries and wages...............................     46.8      45.6      47.4
Taxes............................................     33.1      38.8      37.3
Interest and dividends...........................     28.5      28.8      28.8
Other............................................    139.4     152.4     132.7
                                                  --------  --------  --------
  Total current liabilities......................  1,784.4   1,614.9   1,492.9
                                                  --------  --------  --------
Postretirement obligations and other noncurrent
 liabilities
 (Notes 8 and 14)................................    215.3     199.6     203.0
                                                  --------  --------  --------
Long-term debt (Note 9)..........................    463.3     346.5     489.8
                                                  --------  --------  --------
Minority interest in subsidiary..................     51.1      19.7      16.7
                                                  --------  --------  --------
STOCKHOLDERS' EQUITY
Preferred stocks.................................    125.3     126.5     128.8
Common stock.....................................     89.2      89.2      89.2
Other capital....................................    164.9     172.4     204.2
Retained earnings................................    610.3     546.8     501.7
Accumulated translation adjustment...............    (22.3)    (17.0)    (13.5)
ESOP notes and guarantee (Note 12)...............   (165.1)   (177.1)   (188.2)
Treasury shares, at cost.........................   (123.7)   (121.4)   (167.7)
                                                  --------  --------  --------
  Stockholders' equity (Notes 9 and 12)..........    678.6     619.4     554.5
                                                  --------  --------  --------
  Total liabilities and stockholders' equity..... $3,192.7  $2,800.1  $2,756.9
                                                  ========  ========  ========

See Financial Notes.

                              MCKESSON CORPORATION

                STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY
                   YEARS ENDED MARCH 31, 1994, 1993 AND 1992
                   (SHARES IN THOUSANDS, DOLLARS IN MILLIONS)

                                                      PREFERRED
                                                       STOCKS       COMMON STOCK
                                                    --------------  -------------
                                                    SHARES  AMOUNT  SHARES AMOUNT
                                                    ------  ------  ------ ------
BALANCES, MARCH 31, 1991..........................  3,013   $130.6  44,583 $89.2
Issuance of shares under employee plans (Note 12).
Conversion or redemption of debentures and
 preferred stock..................................    (45)    (1.8)
ESOP note payment.................................
Tax benefit of unallocated ESOP share dividends...
Other.............................................
Translation adjustment............................
Net loss..........................................
Cash dividends declared
 Preferred stock (Series A, $1.80 per share)......
 Preferred stock (Series B ESOP, $3.62 per share).
 Common, $1.60 per share..........................
                                                    -----   ------  ------ -----
BALANCES, MARCH 31, 1992..........................  2,968    128.8  44,583  89.2
Purchase of shares................................
Issuance of shares under employee plans (Note 12).
Conversion or redemption of debentures and
 preferred stock..................................    (55)    (2.3)
ESOP note payment.................................
Tax benefit of unallocated ESOP share dividends...
Other.............................................
Translation adjustment............................
Net income........................................
Cash dividends declared
 Preferred stock (Series A, $1.80 per share)......
 Preferred stock (Series B ESOP, $3.62 per share).
 Common, $1.60 per share..........................
                                                    -----   ------  ------ -----
BALANCES, MARCH 31, 1993..........................  2,913    126.5  44,583  89.2
Purchase of shares................................
Issuance of shares under employee plans (Note 12).
Conversion or redemption of debentures and
 preferred stock..................................    (30)    (1.2)
ESOP note payment.................................
Tax benefit of unallocated ESOP share dividends...
Other.............................................
Translation adjustment............................
Net income........................................
Cash dividends declared
 Preferred stock (Series A, $1.80 per share)......
 Preferred stock (Series B ESOP, $3.62 per share).
 Common, $1.66 per share..........................
                                                    -----   ------  ------ -----
BALANCES, MARCH 31, 1994..........................  2,883   $125.3  44,583 $89.2
                                                    =====   ======  ====== =====

See Financial Notes.

                                             TREASURY
                    ACCUMULATED   ESOP    ---------------
  OTHER    RETAINED TRANSLATION NOTES AND COMMON           STOCKHOLDERS'
 CAPITAL   EARNINGS ADJUSTMENT  GUARANTEE SHARES  AMOUNT      EQUITY
 -------   -------- ----------- --------- ------  ------   -------------
 $211.1     $647.2    $(11.4)    $(198.5) (6,393) $(192.6)    $675.6
   (3.0)                                     375     12.6        9.6

   (5.2)                                     366     12.3        5.3
                                    10.3                        10.3
               5.0                                               5.0
    1.3                                                          1.3
                        (2.1)                                   (2.1)
             (78.2)                                            (78.2)

              (0.3)                                             (0.3)
             (10.2)                                            (10.2)
             (61.8)                                            (61.8)
 ------     ------    ------     -------  ------  -------     ------
  204.2      501.7     (13.5)     (188.2) (5,652)  (167.7)     554.5
                                          (1,177)   (49.4)     (49.4)
   (5.8)                                     547     18.8       13.0

  (28.0)                                   2,273     76.9       46.6
                                    11.1                        11.1
               4.8                                               4.8
    2.0                                                          2.0
                        (3.5)                                   (3.5)
             114.7                                             114.7

              (0.3)                                             (0.3)
             (10.1)                                            (10.1)
             (64.0)                                            (64.0)
 ------     ------    ------     -------  ------  -------     ------
  172.4      546.8     (17.0)     (177.1) (4,009)  (121.4)     619.4
                                            (769)   (31.5)     (31.5)
   (3.3)                                     705     25.6       22.3

   (1.1)                                      37      1.4       (0.9)
                                    12.0                        12.0
               4.4                                               4.4
   (3.1)                                      58      2.2       (0.9)
                        (5.3)                                   (5.3)
             136.2                                             136.2

              (0.2)                                             (0.2)
             (10.0)                                            (10.0)
             (66.9)                                            (66.9)
 ------     ------    ------     -------  ------  -------     ------
 $164.9     $610.3    $(22.3)    $(165.1) (3,978) $(123.7)    $678.6
 ------     ------    ------     -------  ------  -------     ------
 ------     ------    ------     -------  ------  -------     ------

                              MCKESSON CORPORATION

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                       YEARS ENDED MARCH 31
                                                      -------------------------
                                                       1994     1993     1992
                                                      -------  -------  -------
                                                           (IN MILLIONS)
OPERATING ACTIVITIES
Income after taxes from continuing operations.......  $ 157.1  $ 114.7  $  39.6
Adjustments to reconcile to net cash provided by
 operating activities
 Restructuring charges..............................       --       --     82.8
 Depreciation.......................................     66.9     64.4     66.5
 Amortization of intangibles........................     13.8     13.0     15.0
 Provision for bad debts............................      9.5     18.2     13.6
 Deferred taxes on income...........................     17.0      8.3    (36.1)
 Gain on sale of subsidiary stock...................    (52.0)      --       --
 Other..............................................     (2.4)     5.3      0.7
                                                      -------  -------  -------
    Total...........................................    209.9    223.9    182.1
                                                      -------  -------  -------
 Effects of changes in
  Receivables.......................................   (213.2)   (69.9)   (71.9)
  Inventories.......................................   (119.0)   (38.8)   (29.8)
  Accounts and drafts payable.......................    211.7    109.0    125.8
  Other.............................................    (25.7)     1.9     56.9
                                                      -------  -------  -------
    Total...........................................   (146.2)     2.2     81.0
                                                      -------  -------  -------
    NET CASH PROVIDED BY CONTINUING OPERATIONS......     63.7    226.1    263.1
Discontinued operations (Note 8)....................      8.8     (5.6)   (16.6)
                                                      -------  -------  -------
    NET CASH PROVIDED BY OPERATING ACTIVITIES.......     72.5    220.5    246.5
                                                      -------  -------  -------
INVESTING ACTIVITIES
Property acquisitions...............................   (100.2)   (69.9)   (72.9)
Properties sold.....................................      9.8      5.2      6.7
Acquisitions of businesses, less cash and short-term
 investments acquired (Note 4)......................    (98.3)    (3.0)   (15.8)
Proceeds from sales of discontinued operations (Note
 8).................................................       --     16.0     17.7
Proceeds from sale of subsidiary stock..............     78.7       --       --
Other...............................................    (13.1)   (14.7)    (3.2)
                                                      -------  -------  -------
    NET CASH USED BY INVESTING ACTIVITIES...........   (123.1)   (66.4)   (67.5)
                                                      -------  -------  -------
FINANCING ACTIVITIES (Notes 9 and 12)
Proceeds from issuance of debt......................    205.3      2.5     48.0
Repayment of debt...................................   (104.1)   (97.9)  (159.6)
Capital stock transactions
 Issuances..........................................     21.7     13.0      8.5
 Treasury stock acquired............................    (31.5)   (49.4)      --
 ESOP note payments.................................     11.9     11.1     10.3
 Dividends paid.....................................    (76.5)   (73.8)   (72.1)
                                                      -------  -------  -------
    NET CASH PROVIDED (USED) BY FINANCING
     ACTIVITIES.....................................     26.8   (194.5)  (164.9)
                                                      -------  -------  -------
NET INCREASE (DECREASE) IN CASH AND SHORT-TERM
 INVESTMENTS........................................    (23.8)   (40.4)    14.1
Cash and Short-Term Investments at beginning of
 year...............................................    120.1    160.5    146.4
                                                      -------  -------  -------
CASH AND SHORT-TERM INVESTMENTS AT END OF YEAR......  $  96.3  $ 120.1  $ 160.5
                                                      =======  =======  =======

See Financial Notes. Above referenced Notes describe related noncash investing and financing activities. In addition, see Note 9 for interest paid and Note 13 for income taxes paid.

                              MCKESSON CORPORATION

                                FINANCIAL NOTES

1. SIGNIFICANT ACCOUNTING POLICIES

  Consolidated Financial Statements of McKesson Corporation (the "Company") include the financial statements of all majority-owned companies, except those classified as discontinued operations. All significant intercorporate amounts have been eliminated. Minority interest represents the minority shareholders' proportionate share in the equity or income of the Company's majority-owned Armor All Products Corporation ("Armor All") subsidiary. Certain prior year amounts have been restated to conform to the current year presentation.

  Cash and Short-Term Investments include all highly liquid debt instruments purchased with a maturity of three months or less at the date of acquisition.

  Inventories consist of merchandise held for resale and are stated at the lower of cost or market. The cost of substantially all domestic inventories is determined on the last-in, first-out (LIFO) method. International inventories are stated at average cost.

  Property, Plant and Equipment is stated at cost and depreciated on the straight-line method at rates designed to distribute the cost of properties over estimated service lives.

  Capitalized Software included in other assets reflects costs related to internally developed or purchased software for projects in excess of $250,000 that are capitalized and amortized on a straight-line basis over periods not exceeding five years.

  Goodwill and Other Intangibles are amortized straight-line over periods estimated to be benefitted, generally 25 to 40 years. Accumulated amortization balances netted against goodwill and other intangibles were $92.5 million, $78.9 million and $70.9 million at March 31, 1994, 1993 and 1992.

  Insurance Programs. Under the Company's insurance programs, coverage is obtained for catastrophic exposures as well as those risks required to be insured by law or contract. It is the policy of the Company to retain a significant portion of certain losses related primarily to workers' compensation, physical loss to property, business interruption resulting from such loss and comprehensive general, product, and vehicle liability. Provisions for losses expected under these programs are recorded based upon the Company's estimates of the aggregate liability for claims incurred. Such estimates utilize certain actuarial assumptions followed in the insurance industry.

  Income Taxes. The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", see Note 13.

  Earnings per Common Share. Primary earnings per share are calculated by dividing net income less preferred dividends by the weighted average shares outstanding adjusted for the dilutive effect of stock options. Fully diluted earnings per share reflect the dilutive effect of stock options and assume the conversion of the preferred stocks and convertible debentures and related earnings adjustments, except, in fiscal 1992, when certain potentially dilutive securities were anti-dilutive.

  Foreign Currency Translation. Assets and liabilities of the Company's foreign affiliates are translated at current exchange rates, while revenue and expenses are translated at average rates prevailing during the year. Translation adjustments are reported as a component of stockholders' equity.

2. ACCOUNTING CHANGES

  Fiscal 1994 results included the cumulative effect of the adoption of the new accounting standard for postemployment benefits, Statement of Financial Accounting Standards ("SFAS") No. 112. The

                              MCKESSON CORPORATION
cumulative effect of adopting this standard resulted in a charge to net income of $16.7 million, net of $10.4 million tax benefit, or $.38 per fully diluted share.

  Fiscal 1992 results included the cumulative effects of the adoption of the new accounting standard for postretirement health and life insurance benefits, SFAS No. 106, and of changing the accounting practice for recording environmental obligations. Prior to this change, environmental liabilities were recorded at the present value of estimated future cash flows. Under the new method, such liabilities are recorded at total estimated future costs. The cumulative effects of these changes resulted in a charge to net income of $110.5 million, net of $67.7 million tax benefit, or $2.85 per fully diluted share.

3. SPECIAL ITEMS

  Special items of $37.4 million ($24.5 million after-tax, $.56 per fully diluted share) recorded in fiscal 1994 included a pre-tax gain of $55.1 million from the sale of 5,175,000 shares and the donation of 250,000 shares of common stock of Armor All. The shares donated to the McKesson Foundation had a market value of $4.3 million. Also included in special items was a loss of $13.4 million resulting from the termination of interest rate swap arrangements. These interest rate swap arrangements had been designated, through March 31, 1993, as a hedge against the Company's short-term variable interest domestic borrowings. As a result of the May 12, 1993 sale of Armor All shares and other factors, the interest rate swap arrangements were no longer considered effective as a hedge against the variable-rate borrowings, as the Company, at that time, no longer expected to borrow domestically on a short-term basis in fiscal 1994.

4. ACQUISITIONS AND INVESTMENTS

  Several acquisitions were made in fiscal 1994 that expanded the Company's capabilities in managed health care. In April 1993, the Company acquired Clinical Pharmaceuticals, Inc. ("CPI"), an administrator of clinically based managed prescription drug benefit programs. In December 1993, the Company acquired interests in Technology Assessment Group ("TAG"), a consulting firm specializing in health outcomes assessment, and Integrated Medical Systems ("IMS"), a developer of community medical information systems. IMS's networks link physicians with other health care providers, managed care organizations and health plan sponsors.

  In April 1993, the Company acquired a 22.7% interest in Nadro S.A. de C.V. ("Nadro"). Nadro is the leading pharmaceutical wholesale distributor in Mexico. At the same time, the Company received an option to acquire an additional 9% of Nadro's common stock.

  The fiscal 1994 acquisitions were made for an aggregate cash purchase price of $98 million. The impact on fiscal 1994 and 1993 net income and earnings per share, had the acquisitions occurred at the beginning of fiscal 1993, is not material.

  In June 1991, the Company purchased for $13.4 million the 50% equity interest in Medis Health and Pharmaceutical Services Inc. ("Medis") that it did not previously hold. (The Company's initial 50% equity interest had been acquired in February 1990 for $13.9 million.) Medis, the largest and only nationwide drug distributor in Canada, is now a wholly-owned subsidiary of the Company and has been consolidated in the accompanying financial statements since June 1991. Debt and other liabilities assumed at the date of acquisition were approximately $36 million and $131 million, respectively. Had the acquisition occurred at the beginning of fiscal 1992, fiscal 1992 consolidated revenues would have approximated $10.6 billion. The impact on fiscal 1992 net income and earnings per share, had the acquisition occurred at the beginning of fiscal 1992, is not material.

                              MCKESSON CORPORATION

  In January 1992, the Company, through Medis, purchased 95.1% of the outstanding shares of Groupe Pharmaceutique Focus Inc. ("Focus"), a major Quebec pharmaceutical wholesaler, for approximately $1 million. In February 1992, Medis acquired the balance of the Focus shares. In connection with the purchase, Medis assumed all of the outstanding indebtedness of Focus, approximately $35 million at the date of acquisition. Focus had annual revenues of approximately $230 million in its fiscal year ended December 31, 1991.

5. OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

  Trade receivables subject the Company to a concentration of credit risk with customers in the retail sector. This risk is spread over a large number of geographically dispersed customers.

  At March 31, 1994, the Company was contingently liable for approximately $30 million of customer financing notes receivable and $40 million of trade receivables. These notes and receivables were sold to three banks with recourse to the Company for certain uncollectible amounts.

6. RECEIVABLES

                                                              MARCH 31
                                                       ------------------------
                                                         1994     1993    1992
                                                       --------  ------  ------
                                                           (IN MILLIONS)
      Customer accounts............................... $  750.8  $735.4  $678.5
      PCS claim reimbursements........................    204.1   119.9   102.2
      PCS rebates.....................................     82.0      --      --
      Other...........................................     41.5    27.7    25.4
                                                       --------  ------  ------
        Total.........................................  1,078.4   883.0   806.1
      Allowances......................................    (32.5)  (40.8)  (31.8)
                                                       --------  ------  ------
        Net........................................... $1,045.9  $842.2  $774.3
                                                       ========  ======  ======

  The allowances are for uncollectible accounts, discounts, returns and other adjustments.

7. INVENTORIES

                                                          MARCH 31
                                                 ----------------------------
                                                   1994      1993      1992
                                                 --------  --------  --------
                                                       (IN MILLIONS)
      Inventories before LIFO reserve
       (approximates replacement cost).......... $1,312.2  $1,214.9  $1,158.0
      LIFO reserve..............................   (318.1)   (329.0)   (309.6)
                                                 --------  --------  --------
        Total................................... $  994.1  $  885.9  $  848.4
                                                 ========  ========  ========

  The LIFO method was used to value approximately 86%, 83%, and 81% of the inventories at March 31, 1994, 1993 and 1992.

8. DISCONTINUED OPERATIONS

  The net assets (liabilities) of discontinued operations at March 31 included in "Other Assets" or "Other Noncurrent Liabilities" were as follows:

                                                                MARCH 31
                                                            -------------------
                                                            1994   1993   1992
                                                            -----  -----  -----
                                                              (IN MILLIONS)
      Total assets......................................... $ 2.5  $14.7  $27.6
      Total liabilities....................................  (2.9)  (4.0)  (6.5)
                                                            -----  -----  -----
        Net assets (liabilities)........................... $(0.4) $10.7  $21.1
                                                            =====  =====  =====

                              MCKESSON CORPORATION

  At March 31, 1994, assets consisted primarily of land held for sale and investments in affiliates. Liabilities consist primarily of payables and other accrued liabilities.

  In fiscal 1993, the results of the Company's Central American pharmaceutical operation were included in continuing operations. The results of this operation had previously been included in discontinued operations. Prior year results were not restated as the effect would not have been material.

  Results of operations and dispositions of discontinued operations were as follows:

                                                              1994  1993  1992
                                                              ----  ----  -----
                                                               (IN MILLIONS)
      Revenues............................................... $1.8  $2.8  $32.5
                                                              ====  ====  =====
      Operating income before taxes.......................... $1.0  $2.1  $ 2.6
      Provision for taxes on income.......................... (0.3) (0.3)  (2.4)
                                                              ----  ----  -----
        Net operating income.................................  0.7   1.8    0.2
                                                              ----  ----  -----
      Loss on dispositions...................................  1.2   2.9   12.1
      Tax benefit............................................  0.5   1.1    4.6
                                                              ----  ----  -----
        Net loss on dispositions.............................  0.7   1.8    7.5
                                                              ----  ----  -----
      Loss from discontinued operations...................... $ --  $ --  $ 7.3
                                                              ====  ====  =====
      Interest expense included in discontinued operations... $0.1  $0.2  $ 0.3
                                                              ====  ====  =====

  The $1.2 million loss on dispositions in fiscal 1994 includes adjustments to environmental and other reserves associated with previously divested operations, offset, in part, by a gain from the settlement of tax refund litigation associated with the Company's former wine and spirits operations in the state of Florida.

  The $2.9 million loss on dispositions in fiscal 1993 includes adjustments to environmental and other reserves associated with previously divested operations, offset, in part, by a gain, net of previously established reserves, on the disposal of an equity investment in an office products distribution company.

  The $12.1 million loss on dispositions in fiscal 1992 includes the gain from the sale of the Company's previously discontinued Georgia wine and spirits distribution business, the discontinuance and write-down of an equity investment in an office products distribution company and adjustments to environmental reserves associated with previously divested chemical operations.

                              MCKESSON CORPORATION

9. LONG-TERM DEBT

                                                                  MARCH 31
                                                            --------------------
                                                             1994   1993   1992
                                                            ------ ------ ------
                                                               (IN MILLIONS)
   ESOP related debt....................................... $165.1 $177.1 $188.2
   4.50% exchangeable subordinated debentures due 2004.....  180.0     --     --
   8 5/8% Notes due 1998...................................   49.0   99.7   99.6
   10 3/4% Notes due 1995..................................     --     --   74.9
   8.75% Notes due 1997....................................   10.0   20.0   25.0
   2.35% to 11.0% IDRBs due through 2013...................   25.9   26.2   26.5
   Capital lease obligations (averaging 8.3%)..............    5.0    6.8    7.3
   Other, 6.5% to 15.7%, due through 2021..................   46.3   43.3   40.6
   Convertible debentures
    9 3/4% due through 2006................................     --     --   45.1
    9% due through 2005....................................     --     --    3.7
    6% due through June 1994...............................    0.5    0.5    0.6
                                                            ------ ------ ------
     Total.................................................  481.8  373.6  511.5
   Less current portion....................................   18.5   27.1   21.7
                                                            ------ ------ ------
     Total................................................. $463.3 $346.5 $489.8
                                                            ====== ====== ======

  The Company has a U.S. revolving credit agreement with six banks whereby the banks commit borrowing availability up to $200 million at the reference rate (6.25% at March 31, 1994) or money-market-based rates. Each year the agreement is extended an additional twelve months unless the banks decide not to extend their participation. To terminate its participation, a bank must give at least 27 months notice, in which event any borrowings outstanding at the expiration of the notice period must be repaid in four equal annual installments beginning October 31 of the year following the notice expiration period. The agreement contains limitations on additional indebtedness and lease obligations, and requires maintenance of minimum levels of working capital and net worth. The Company also has a 364 day U.S. revolving credit agreement which it entered into October 1993 with two banks whereby the banks commit borrowing availability up to $100 million at the reference rate or money-market-based rates. The agreement is cross-referenced to the covenants contained in the $200 million revolving credit agreement. At March 31, 1994, the Company had outstanding $20 million of commercial paper borrowings supported by these agreements and $280 million of unused borrowing capacity. Compensating balances are not required.

  In addition, the Company has a revolving credit agreement with one bank to support Canadian dollar borrowing needs of its wholly-owned Canadian subsidiary, Medis, whereby the bank commits borrowing availability up to $94 million. This facility bears interest at the Canadian prime rate (6.0% at March 31, 1994) or money-market based rates and expires on April 1, 1995. At March 31, 1994, $34 million of borrowings were outstanding under the revolving credit agreement and available borrowing capacity was $60 million. Compensating balances are not required under the credit agreement.

  Total interest payments were $43.3 million, $51.0 million and $59.7 million in fiscal 1994, 1993 and 1992.

  ESOP related debt (see Note 14) is payable to banks and insurance companies, bears interest at rates ranging from 8.6% fixed rate to approximately 80% of the prime or 85% of money-market-based interest rates and is due in installments through 2009.

                              MCKESSON CORPORATION

  The exchangeable subordinated debentures are exchangeable, at the option to the holder, into shares of Armor All common stock owned by the Company at an exchange price of $25.94 per share (equivalent to an exchange rate of 38.55 shares of Armor All common stock for each $1,000 principal amount of debentures), subject to the Company's right to pay cash equal to the market price of the stock in lieu of making the exchange.

  During fiscal 1994, the Company redeemed $50.7 million of 8 5/8% Notes and in fiscal 1993 redeemed $74.9 million of 10 3/4% Notes. An extraordinary loss of $4.2 million was recorded in fiscal 1994 on the early retirement of the 8 5/8% debt.

  The 6% debentures are convertible into common stock at $15.33 per share. Debenture conversions to common stock were $0.05 million in fiscal 1994, $48.9 million in fiscal 1993 and $6.7 million in fiscal 1992.

  Aggregate annual payments on long-term debt and capitalized lease obligations (see Note 10) for the years ending March 31 are:

                                                           LONG-
                                                            TERM  CAPITAL
                                                            DEBT  LEASES  TOTAL
                                                           ------ ------- ------
                                                               (IN MILLIONS)
      1995................................................ $ 18.3  $0.2   $ 18.5
      1996................................................   21.4   0.2     21.6
      1997................................................   31.4   0.3     31.7
      1998................................................   66.2   0.3     66.5
      1999................................................   14.7   0.3     15.0
      Later years.........................................  324.8   3.7    328.5
                                                           ------  ----   ------
       Total.............................................. $476.8  $5.0   $481.8
                                                           ======  ====   ======

10. LEASE OBLIGATIONS

  The Company leases facilities and equipment under both capital and operating leases. Net assets held under capital leases included in property, plant and equipment were $4.2 million, $5.8 million and $6.3 million at March 31, 1994, 1993 and 1992. Amortization of capital leases is included in depreciation expense.

  As of March 31, 1994, future minimum lease payments and sublease rentals in years ending March 31 are:

                                                      NON-       NON-
                                                   CANCELABLE CANCELABLE
                                                   OPERATING   SUBLEASE  CAPITAL
                                                     LEASES    RENTALS   LEASES
                                                   ---------- ---------- -------
                                                           (IN MILLIONS)
      1995........................................   $ 23.2     $(1.7)    $0.7
      1996........................................     19.6      (1.6)     0.7
      1997........................................     15.8      (1.3)     0.7
      1998........................................     11.3      (1.0)     0.6
      1999........................................      8.8      (0.4)     0.6
      Later years.................................     37.6      (0.7)     5.4
                                                     ------     -----     ----
      Total minimum lease payments................   $116.3     $(6.7)     8.7
                                                     ======     =====
      Less amounts representing interest..........                         3.7
                                                                          ----
      Present value of minimum lease payments.....                        $5.0
                                                                          ====

                              MCKESSON CORPORATION

  Rental expense was $34.8 million, $31.9 million and $27.5 million in fiscal 1994, 1993 and 1992.

  Most real property leases contain renewal options and provisions requiring the Company to pay property taxes and operating expenses in excess of base period amounts.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

  At March 31, 1994, the carrying amount and the fair value of the Company's financial instruments, as determined under SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," were as follows:

                                                                       ESTIMATED
                                                              CARRYING   FAIR
                                                               AMOUNT    VALUE
                                                              -------- ---------
                                                                (IN MILLIONS)
      Cash and short-term investments........................  $ 96.3   $ 96.3
      Short-term borrowings..................................    57.2     57.2
      Long-term debt, including current portion..............   481.8    490.8

  The estimated fair values were determined as follows:

    Cash and short-term investments and short-term borrowings: carrying amount approximates fair value.

    Long-term debt: quoted market prices or market comparables.

12. STOCKHOLDERS' EQUITY

  At March 31, 1994, there were 6,000,000 shares of cumulative preferred stock ($35 par value) authorized of which 131,953 shares of cumulative Series A preferred stock were outstanding. Series A preferred shares are convertible into 3.25 shares of common stock and are callable at $37 per share. Each share has voting rights equivalent to a share of common stock. Series A preferred stock of $0.4 million in fiscal 1994, $0.6 million in 1993 and $0.5 million in 1992 was converted to common stock.

  At March 31, 1994, there were 10,000,000 shares of series preferred stock ($1 par value) authorized of which 2,751,017 shares of Series B ESOP convertible preferred stock ($43.875 stated value) were outstanding and held by the Company's employee stock ownership plan ("ESOP"). Each share of Series B ESOP preferred stock is convertible into, and has voting rights equivalent to, one share of common stock. Shares which have been allocated to the accounts of ESOP participants and not converted into common stock are redeemable, at the holder's option, at $43.875 per share or the common share price, if higher, in cash or common stock, at the Company's option. Shares are redeemable at the Company's option at $46.51 at March 31, 1994 declining to $43.875 in 1999 and thereafter, payable in cash or common stock. Dividends are cumulative and are earned at the greater of 8.25% of stated value or the dividend declared on a common share in a given fiscal year.

  In May 1986, the Company's Board of Directors declared a dividend to common stockholders of rights to purchase, under certain conditions, Series A Junior Participating Series Preferred Stock. Such rights are exercisable only in the event of acquisition of 20% or more of the Company's common stock by another entity or a tender offer for 30% or more of the Company's common stock. Such rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on a substantial number of rights being redeemed. The rights expire in 1996.

                              MCKESSON CORPORATION

  At March 31, 1994, there were 120,000,000 shares of $2 par value common stock authorized, of which 40,604,252 were outstanding net of treasury shares. Common shares totaling 3,210,530 were reserved for conversion of preferred stock and convertible debentures. As discussed in Note 16, approximately 58,000 shares were issued in fiscal 1994 as final settlement of certain contingent liabilities relating to the acquisition of Mass Merchandisers Inc. ("MMI").

  Options to purchase common stock at various times through the year 2002 have been granted at market prices at date of grant to key employees.

  Option information follows:

                                     1994             1993            1992
                                ---------------  ---------------  -------------
   OPTION SHARES
   Outstanding at beginning of
    year......................        3,240,719        2,426,863      2,311,151
   Granted....................          828,675        1,378,425        557,850
   Exercised..................         (684,310)        (493,896)      (356,970)
   Cancelled..................         (175,355)         (60,085)       (57,796)
   Surrendered (stock
    appreciation rights)......           (4,704)         (10,588)       (27,372)
                                      ---------        ---------      ---------
   Outstanding at year end....        3,205,025        3,240,719      2,426,863
   Available for additional
    grants at year end........          648,410        1,297,996      2,605,748
                                      ---------        ---------      ---------
   Reserved at end of year....        3,853,435        4,538,715      5,032,611
                                      =========        =========      =========
   Exercisable at end of year.        1,174,526        1,206,641      1,342,232
   AT MARCH 31
   Range of outstanding option
    prices....................  $19.625-$59.625  $19.375-$44.875  $15.00-$39.25
   Aggregate amounts (in
    millions)
    Option price..............           $134.4           $117.9          $76.7
    Market value..............           $190.7           $145.0          $79.2

  The ranges of outstanding option prices exclude the options issued in fiscal 1987 in exchange for options of acquired companies at option prices averaging $8.80 and ranging from $1.26 to $19.35. At March 31, 1994, there were no such options outstanding. Options exercised during the three years ended March 31, 1994 had prices ranging from $9.17 to $43.75 per share.

  The holders of options with stock appreciation rights may exercise the option or, with the approval of the Compensation Committee of the Board of Directors, may receive the appreciation in the stock's value in the form of cash or stock.

  Certain debt agreements require that the Company maintain minimum levels of net worth. At March 31, 1994, net worth was approximately $145 million in excess of such minimum levels, as per the debt agreements amended May 11, 1992.

                              MCKESSON CORPORATION

13. TAXES ON INCOME

  The provision for income taxes related to continuing operations consists of the following:

                                                           1994   1993    1992
                                                          ------ ------  ------
                                                             (IN MILLIONS)
      CURRENT
      Federal............................................ $ 67.8 $ 49.9  $ 56.8
      State and local....................................   16.4   11.7    12.6
      Foreign............................................    8.0    8.9     6.6
                                                          ------ ------  ------
       Total Current.....................................   92.2   70.5    76.0
                                                          ------ ------  ------
      DEFERRED
      Federal............................................   11.3    8.5   (30.7)
      State..............................................    2.5    1.7    (5.4)
      Foreign............................................    3.2   (1.9)     --
                                                          ------ ------  ------
       Total Deferred....................................   17.0    8.3   (36.1)
                                                          ------ ------  ------
        Total Provision.................................. $109.2 $ 78.8  $ 39.9
                                                          ====== ======  ======

  Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. Foreign pre-tax earnings were $22.4 million, $16.1 million and $10.9 million in fiscal 1994, 1993 and 1992, respectively.

  The reconciliation between the Company's effective tax rate on income from continuing operations and the statutory Federal income tax rate follows:

                                                               1994  1993  1992
                                                               ----  ----  ----
   Statutory federal income tax rate.......................... 35.0% 34.0% 34.0%
   State and local income taxes net of federal tax benefit....  4.5   4.5   5.8
   Nondeductible amortization.................................  1.6   1.8   4.5
   Dividends paid deduction--ESOP allocated shares............ (0.7) (0.8) (1.4)
   Donation of Armor All shares............................... (0.4)
   Tax basis differences--restructuring charges...............              5.2
   Other--net................................................. (0.3)  0.5   0.7
                                                               ----  ----  ----
   Effective tax rate......................................... 39.7% 40.0% 48.8%
                                                               ====  ====  ====

  The nondeductible amortization and dividend paid deduction percentages are higher in fiscal 1992 due to the lower level of income from continuing operations resulting from the restructuring charges.

  Income tax payments were $86 million in fiscal 1994, $52 million in fiscal 1993 and $48 million in fiscal 1992.

                              MCKESSON CORPORATION

  As of March 31 the deferred tax balances consisted of the following:

                                                       1994     1993     1992
                                                      -------  -------  -------
                                                           (IN MILLIONS)
   ASSETS
   Nondeductible accruals for environmental
    obligations.....................................  $  15.8  $  13.2  $  13.9
   Other............................................     46.0     48.7     37.9
                                                      -------  -------  -------
   Current..........................................     61.8     61.9     51.8
                                                      -------  -------  -------
   Nondeductible accruals for:
    Postretirement and postemployment plans.........     82.8     71.1     70.5
    Deferred compensation...........................     15.7     14.2     13.7
    Restructuring charges...........................      0.8      8.1     17.9
   Other............................................     15.8     13.4     21.4
                                                      -------  -------  -------
   Noncurrent.......................................    115.1    106.8    123.5
                                                      -------  -------  -------
     Total..........................................  $ 176.9  $ 168.7  $ 175.3
                                                      =======  =======  =======
   LIABILITIES
   Basis differences for inventory valuation........  $ (26.8) $ (26.5) $ (26.7)
   Other............................................     (2.5)    (0.8)    (6.8)
                                                      -------  -------  -------
   Current..........................................    (29.3)   (27.3)   (33.5)
                                                      -------  -------  -------
   Accelerated depreciation.........................    (51.6)   (51.2)   (52.6)
   Basis difference related to tax advantaged
    investments.....................................    (15.1)   (18.5)   (21.6)
   Systems development costs........................    (16.0)   (12.0)    (9.0)
   Retirement plan..................................    (12.6)    (9.8)    (6.7)
   Other............................................    (19.4)   (10.4)    (4.1)
                                                      -------  -------  -------
   Noncurrent.......................................   (114.7)  (101.9)   (94.0)
                                                      -------  -------  -------
     Total..........................................  $(144.0) $(129.2) $(127.5)
                                                      =======  =======  =======
   Total net current (included in prepaid expenses).  $  32.5  $  34.6  $  18.3
                                                      =======  =======  =======
   Total net noncurrent (included in other assets)..  $   0.4  $   4.9  $  29.5
                                                      =======  =======  =======

14. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

Pension Plans

  Substantially all full-time employees of the Company are covered under either the Company-sponsored defined benefit retirement plan or by bargaining unit sponsored multi-employer plans. The benefits for Company-sponsored plans are based primarily on age of employees at date of retirement, years of service and employees' pay during the five years prior to retirement.

  Net pension expense for the Company-sponsored defined benefit retirement plan and executive supplemental retirement plan consisted of the following:

                                                         1994    1993    1992
                                                        ------  ------  ------
                                                           (IN MILLIONS)
   Service cost--benefits earned during the year.....   $  5.5  $  5.6  $  5.0
   Interest cost on projected benefit obligation.....     22.0    21.4    20.4
   Return on assets--actual..........................    (23.6)  (17.8)  (42.0)
          --deferred gain (loss).....................      2.3    (7.0)   20.5
   Amortization of unrecognized loss and prior
    service costs....................................      2.1     2.0     3.4
   Amortization of unrecognized net transition asset.     (2.5)   (2.5)   (2.5)
                                                        ------  ------  ------
    Net pension expense..............................   $  5.8  $  1.7  $  4.8
                                                        ======  ======  ======

                              MCKESSON CORPORATION

  The funded status of the Company-sponsored defined benefit retirement plan at March 31 was as follows:

                                                         1994    1993    1992
                                                        ------  ------  ------
                                                           (IN MILLIONS)
   Actuarial present value of benefit obligations
    Vested benefits.................................... $226.0  $193.7  $182.4
    Nonvested benefits.................................   13.5     9.9    10.0
                                                        ------  ------  ------
    Accumulated benefit obligation.....................  239.5   203.6   192.4
    Effect of assumed increase in future compensation
     levels............................................   21.9    21.6    22.9
                                                        ------  ------  ------
   Projected benefit obligation for services rendered
    to date............................................  261.4   225.2   215.3
   Assets of plan at fair value........................  241.5   227.0   220.4
                                                        ------  ------  ------
   Excess (shortfall) of assets over projected benefit
    obligation.........................................  (19.9)    1.8     5.1
   Unrecognized prior service cost and net loss from
    experience different from that assumed.............   63.8    38.2    29.7
   Unrecognized net transition asset, recognized
    straight-line through 1998.........................  (11.7)  (14.5)  (17.3)
                                                        ------  ------  ------
   Pension asset included in other assets.............. $ 32.2  $ 25.5  $ 17.5
                                                        ======  ======  ======

  The projected unit credit method is utilized for measuring net periodic pension cost over the employees' service life. Costs are funded based on the recommendations of independent actuaries. The projected benefit obligations for Company-sponsored plans were determined using a discount rate of 7.5% at March 31, 1994 and 8.75% at March 31, 1993 and 1992 and an assumed increase in future compensation levels of 4.0% at March 31, 1994, 5.0% at March 31, 1993 and 5.5% at March 31, 1992. The expected long-term rate of return on assets used to determine pension expense was 9.75% for fiscal 1994 and 11.5% for fiscal 1993 and 1992. The assets of the plan consist primarily of listed common stocks and bonds for which fair value is determined based on quoted market prices.

  The projected benefit obligation for the Company's executive supplemental retirement plan at March 31, 1994 was $36.3 million of which $32.2 million (the accumulated benefit obligation) is recognized as a liability on the consolidated balance sheet.

Profit-Sharing Investment Plan

  Retirement benefits for employees not covered by collective bargaining arrangements include a supplementary contributory profit sharing investment plan ("PSIP"). The leveraged ESOP portion of the PSIP has purchased an aggregate of 4.1 million shares of common stock since inception and 2.85 million shares of convertible preferred stock from the Company. These purchases have been financed by 10 to 20-year loans from or guaranteed by the Company. The Company's related receivables from the ESOP have been classified as a reduction of stockholders' equity. The loans will be repaid by the ESOP from preferred stock dividends, common dividends on shares not yet allocated to participants and future Company cash contributions. The ESOP loan maturities and rates are identical to the terms of related Company borrowings (see Note
9).

                              MCKESSON CORPORATION

  The following are the components of ESOP related expenses:

                                                             1994   1993   1992
                                                             -----  -----  -----
                                                               (IN MILLIONS)
      Interest expense on ESOP debt......................... $11.4  $12.1  $14.3
      Contribution expense
       Cost associated with ESOP debt principal payments....  13.7   14.0   11.7
       Dividends applied towards ESOP debt service.......... (13.1) (13.6) (14.3)
                                                             -----  -----  -----
      Net pre-tax ESOP related expenses.....................  12.0   12.5   11.7
      Income tax benefits(1)................................  (6.9)  (6.7)  (5.8)
                                                             -----  -----  -----
      Net after-tax ESOP related expenses................... $ 5.1  $ 5.8  $ 5.9
                                                             =====  =====  =====

- --------
(1) Additional tax benefits received on dividends paid on unallocated shares of $4.5 million, $4.8 million and $5.0 million in fiscal 1994, 1993, and 1992 have been credited directly to retained earnings in accordance with SFAS 109.
  Contribution expense for the PSIP in fiscal 1994, 1993 and 1992 was all ESOP related and is reflected in the amounts above. Shares allocated to plan participants were 506,000 in fiscal 1994, 508,000 in fiscal 1993, and 520,000 in fiscal 1992. Through March 31, 1994, 2.6 million common shares of the 4.1 million total common shares and 0.7 million of the Series B ESOP shares sold to the ESOP have been allocated to plan participants.

Health Care and Life Insurance


  In addition to providing pension benefits, the Company provides health care and life insurance benefits for certain retired employees. The Company's policy is to fund these benefits as claims are paid. The benefits have been reduced significantly for those employees retiring after December 31, 1990. In 1989, the Company implemented the preferred stock ESOP to provide funds at retirement that could be used for medical costs or health care coverage.

  Expenses for postretirement health care and life insurance benefits consisted of the following:

                                                             1994   1993  1992
                                                             -----  ----- -----
                                                               (IN MILLIONS)
   Service cost--benefits earned during the period.......... $ 1.5  $ 1.9 $ 1.5
   Interest cost on projected benefit obligation............  12.8   14.0  14.0
   Amortization of unrecognized gain and prior service
    costs...................................................  (8.6)   --    --
                                                             -----  ----- -----
    Total................................................... $ 5.7  $15.9 $15.5
                                                             =====  ===== =====

  Payments for postretirement health care and life insurance benefits amounted to $12.8, $12.4 and $11.6 million in fiscal 1994, 1993 and 1992, respectively.

  The funded status and amounts recognized in the consolidated balance sheet for postretirement health care and life insurance benefits were as follows:

                                                MARCH 31, MARCH 31, MARCH 31,
                                                  1994      1993      1992
                                                --------- --------- ---------
                                                        (IN MILLIONS)
   Accumulated postretirement benefit
    obligations:
    Retirees...................................  $122.5    $135.5    $143.0
    Active plan participants...................    21.7      25.8      25.9
                                                 ------    ------    ------
     Total.....................................   144.2     161.3     168.9
    Unrecognized prior service cost
     and accumulated net gain..................    27.0      17.3       4.7
                                                 ------    ------    ------
   Accrued postretirement benefit obligation...  $171.2    $178.6    $173.6
                                                 ======    ======    ======

                              MCKESSON CORPORATION

  The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation is 8.0% for fiscal 1995, gradually declining to 5% in 1999 and thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the trend rate by one percentage point in each year would increase the accumulated postretirement health care and life insurance obligation as of March 31, 1994 and March 31, 1993 by $9.6 million and $13.7 million, respectively, and the related fiscal 1994 aggregate service and interest costs by $0.9 million. The discount rate used in determining the accumulated postretirement benefit obligation was 7.5% at March 31, 1994, 8.75% at March 31, 1993 and 8.5% at March 31, 1992.

Postemployment Benefits

  As of April 1, 1993, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The cumulative effect of adopting the new standard resulted in a charge to net income of $16.7 million. The accounting change had no significant impact on current period results.

                              MCKESSON CORPORATION

15. SEGMENTS OF BUSINESS

                                               1994          1993       1992
                                             ---------     ---------  ---------
                                                     (IN MILLIONS)
REVENUES
Health Care Services........................ $11,999.8     $11,262.6  $ 9,924.3
Water Products..............................     240.3         229.6      232.8
Armor All...................................     182.3         168.4      146.1
Corporate...................................       5.8           8.8        9.4
                                             ---------     ---------  ---------
  Total..................................... $12,428.2     $11,669.4  $10,312.6
                                             =========     =========  =========
OPERATING PROFIT
Health Care Services(1)..................... $   239.2 (4) $   222.8  $   138.7
Water Products..............................      37.0          30.4       24.1
Armor All...................................      38.3          32.1       21.4
                                             ---------     ---------  ---------
  Total.....................................     314.5         285.3      184.2
Interest--net(2)............................     (40.2)        (43.8)     (50.4)
Corporate(1)................................     (36.4)        (44.6)     (52.1)
Special Items...............................      37.4            --         --
                                             ---------     ---------  ---------
  Income before taxes on income............. $   275.3     $   196.9  $    81.7
                                             =========     =========  =========
SEGMENT ASSETS--AT YEAR END
Health Care Services........................ $ 2,673.9     $ 2,389.3  $ 2,275.5
Water Products..............................     150.4         135.7      132.6
Armor All(3)................................     151.8         140.6      138.8
                                             ---------     ---------  ---------
  Total.....................................   2,976.1       2,665.6    2,546.9
Corporate
 Cash and short-term investments(3).........      70.0          86.2      144.8
 Net assets of discontinued operations......        --          10.7       21.1
 Other......................................     146.6          37.6       44.1
                                             ---------     ---------  ---------
  Total..................................... $ 3,192.7     $ 2,800.1  $ 2,756.9
                                             =========     =========  =========
DEPRECIATION AND AMORTIZATION
Health Care Services........................ $    52.4     $    45.7  $    50.0
Water.......................................      18.3          16.8       15.9
Armor All...................................       3.8           5.0        5.5
Corporate...................................       6.2           9.9       10.1
                                             ---------     ---------  ---------
  Total..................................... $    80.7     $    77.4  $    81.5
                                             =========     =========  =========
CAPITAL EXPENDITURES
Health Care Services........................ $    65.1     $    44.7  $    43.3
Water.......................................      28.7          20.6       25.9
Armor All...................................       1.4           0.7        0.8
Corporate...................................       5.0           3.9        2.9
                                             ---------     ---------  ---------
  Total..................................... $   100.2     $    69.9  $    72.9
                                             =========     =========  =========

- --------
(1) Fiscal 1992 includes restructuring charges of $69.7 million in Health Care Services and $13.1 in corporate.
(2) Interest expense is shown net of corporate interest income.
(3) Armor All segment assets include $26.3 million, $33.9 million and $15.7 million of cash and short-term investments at March 31, 1994, 1993 and 1992, respectively.
(4) Includes $7.9 million of pre-tax earnings from an equity investment.

                              MCKESSON CORPORATION

  The Health Care Services segment includes wholesale operations that are distributors of ethical and proprietary drugs and health and beauty care products. Its products are distributed to chain and independent drug stores, hospitals, food stores and mass merchandisers throughout the United States and Canada. The businesses in this segment also market home health care, medical-surgical and first aid products and computer systems and software for pharmacists and other businesses and include the results of the Company's Central American pharmaceutical operation and an equity interest in a pharmaceutical wholesale distributor in Mexico. In addition, the operations of PCS are included in this segment. PCS provides prescription drug claims processing and pharmacy benefit design, administration and management to health plan sponsors.

  The Water segment is engaged in the processing, delivery and sale of bottled drinking water and the sale of packaged water to retail stores.

  Armor All Products Corporation, a majority-owned subsidiary, is engaged in developing and marketing branded appearance enhancement and protection products targeted primarily for the do-it-yourself automotive aftermarket.

  Sales to the Company's largest customer, Wal-Mart Stores, Inc., accounted for 10% of consolidated revenues in fiscal 1994.

  Information as to the Company's foreign operations was as follows:

                                                               1994      1993
                                                             --------- ---------
                                                                (IN MILLIONS)
      REVENUES
       United States........................................ $11,128.9 $10,326.5
       International........................................   1,299.3   1,342.9
                                                             --------- ---------
        Total............................................... $12,428.2 $11,669.4
                                                             ========= =========
      OPERATING PROFIT
       United States........................................ $   282.6 $   259.6
       International........................................      31.9      25.7
                                                             --------- ---------
        Total............................................... $   314.5 $   285.3
                                                             ========= =========
      ASSETS, AT YEAR END
       United States........................................ $ 2,934.4 $ 2,543.6
       International........................................     258.3     256.5
                                                             --------- ---------
        Total............................................... $ 3,192.7 $ 2,800.1
                                                             ========= =========

16. OTHER COMMITMENTS AND CONTINGENT LIABILITIES

  In addition to commitments and obligations in the ordinary course of business, the Company is subject to various claims, other pending and possible legal actions for product liability and other damages, investigations relating to governmental laws and regulations, and other matters arising out of the normal conduct of the Company's business.

  The Company is a defendant in several civil actions filed in late 1993 and early 1994 by independent pharmacies in the Superior Court for the State of California (County of San Francisco) and in multiple federal district courts. Most of the actions were brought as purported class actions on behalf

                              MCKESSON CORPORATION
of all other similarly-situated retail pharmacies, and the Federal actions have since been transferred to the U.S. District Court for the Northern District of Illinois for consolidated proceedings. There are numerous other defendants in these actions including pharmaceutical manufacturers, one pharmaceutical mail order firm, and several other wholesale distributors. These cases allege, in essence, that the defendants have unlawfully conspired together and agreed to fix the prices of brand name pharmaceuticals sold to plaintiffs at artificially high, discriminatory, and non-competitive levels, all in violation of various state and federal antitrust laws. Plaintiffs seek remedies in the form of injunctive relief, unquantified monetary damages (trebled as provided by law), and attorneys fees and costs. The Company believes it has meritorious defenses to the allegations made against it and intends to vigorously defend itself in this litigation.

  Primarily as a result of the operation of its former chemical businesses, which were divested in fiscal 1987, the Company is involved in numerous matters pursuant to various environmental laws and regulations. The Company has received various claims and demands from governmental agencies relating to investigative and remedial actions purportedly required to address environmental conditions alleged to exist at six (6) sites where the Company formerly conducted operations; and the Company, by administrative order or otherwise, has agreed to take certain actions at those sites. A seventh site, in Commerce City, Colorado, is the subject of a consent decree entered in fiscal 1991 whereby the site has been fully remediated by the successor of the former site operator and the Company and was removed from the National Priorities List (i.e., Superfund) in fiscal 1993. Another such Superfund site is a closed wood treatment facility formerly operated by Mass Merchandisers, Inc. ("MMI") acquired by the Company in 1985. In fiscal 1993, a consent decree was entered whereby the Company will remediate the site at a cost estimated by the EPA to be approximately $11 million, with an additional estimated contingent cost of approximately $4 million. The Company's escrow dispute with the former MMI shareholders regarding the costs of investigation and cleanup of that site has been settled.

  In addition to the foregoing remedial actions, the Company has been asked by current property owners to contribute to the investigation and environmental cleanup of eight (8) properties which the Company formerly owned or leased. The Company has also been designated as a potentially responsible party ("PRP") by the EPA under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (the "Superfund" law), for environmental assessment and cleanup costs as the result of the Company's alleged treatment or disposal of hazardous substances at thirty-two (32) Superfund sites. With respect to each of these Superfund sites, numerous other PRPs have similarly been designated and, while the current state of the law potentially imposes joint and several liability upon PRPs, as a practical matter costs of these sites are typically shared with other PRPs. In some cases the Company has partial indemnity agreements with its insurers or an allocation or contribution agreement with other PRPs, and settlements and costs paid by the Company in Superfund matters to date have not been significant.

  The potential costs to the Company related to all of these environmental matters are highly uncertain due to such factors as: the unknown magnitude of possible pollution and cleanup costs; the complexity and evolving nature of governmental laws and regulations and their interpretations; the timing, varying costs and effectiveness of alternative cleanup technologies; the determination of the Company's liability in proportion to other PRPs; and the extent, if any, to which such costs are recoverable from insurance or other parties. The Company has established reserves which it considers to be appropriate for these environmental matters, net of amounts which third parties have agreed to pay in settlement, where the Company believes it is probable the third parties will fulfill their agreements to pay.

                              MCKESSON CORPORATION

  Finally, the product liability lawsuits involving the nutrition supplement L-tryptophan, which the Company has previously reported, have continued to be resolved by the manufacturer of the product without any payment by the Company. Only one such lawsuit is currently pending against the Company. Consistent with its existing agreements with the manufacturer and experience to date, the Company continues to believe it is entitled to full indemnification both with respect to the remaining case and any possible future suits involving L-tryptophan. While no assurance can be given, it appears unlikely that the Company will face non-indemnified damages as a result of this litigation.

  In view of the inherent difficulty in predicting the outcome of litigation and governmental proceedings, management cannot state what the eventual outcome of such litigation and proceedings will be. Although liabilities associated with the foregoing matters could be substantial, management believes, based on current knowledge, that the outcome of such litigation and proceedings will not have a material adverse effect on the Company's consolidated financial position.

17. SPECIAL CHARGES FOR RESTRUCTURING

  In fiscal 1992, the Company initiated a program to restructure its U.S. and Canadian health care services distribution businesses and wrote off an investment, resulting in a charge of $82.8 million ($56.8 million after-tax) in fiscal 1992. The fiscal 1992 restructuring program was geared to achieving cost and working capital efficiencies through the consolidation of facilities and workforce reductions, made possible by enhanced automation and other productivity improvements. During fiscal 1993 and 1994, eight distribution facilities were closed and workforce reductions were made. Charges to the restructuring reserve have consisted primarily of asset write-offs, lease settlements and moving and severance costs which, through March 31, 1994, have totaled approximately $72 million, including $49 million of non-cash charges. Also during 1994, the Company reallocated a portion of its restructuring reserve from facility consolidation costs to severance costs associated with workforce reductions.

                              MCKESSON CORPORATION

18. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                            FIRST        SECOND   THIRD    FOURTH   FISCAL
                           QUARTER      QUARTER  QUARTER  QUARTER    YEAR
                           --------     -------- -------- -------- ---------
                              (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
FISCAL 1994
Revenues.................  $2,969.4     $3,028.3 $3,253.6 $3,176.9 $12,428.2
Gross profit.............     286.5        277.0    282.5    312.3   1,158.3
Income after taxes
 Continuing operations...  $   55.3     $   29.7 $   31.7 $   40.4 $   157.1
 Extraordinary loss--debt
  extinguishment.........      (4.2)                                    (4.2)
 Cumulative effect of
  accounting change......     (16.7)(1)                                (16.7)(1)
                           --------     -------- -------- -------- ---------
   Total.................  $   34.4     $   29.7 $   31.7 $   40.4 $   136.2
                           ========     ======== ======== ======== =========
Earnings per common share
 Fully diluted
  Continuing operations..  $   1.25     $   0.65 $   0.69 $   0.89 $    3.48
  Extraordinary loss--
   debt extinguishment...     (0.10)                                   (0.10)
  Cumulative effect of
   accounting change.....     (0.38)                                   (0.38)
                           --------     -------- -------- -------- ---------
   Total.................  $   0.77     $   0.65 $   0.69 $   0.89 $    3.00
                           ========     ======== ======== ======== =========
 Primary
  Continuing operations..  $   1.32     $   0.69 $   0.73 $   0.94 $    3.68
  Extraordinary loss--
   debt
   extinguishment........     (0.10)                                   (0.10)
  Cumulative effect of
   accounting change.....     (0.41)                                   (0.41)
                           --------     -------- -------- -------- ---------
   Total.................  $   0.81     $   0.69 $   0.73 $   0.94 $    3.17
                           ========     ======== ======== ======== =========
Cash dividends per share
 Common..................  $    .40     $    .42 $    .42 $    .42 $    1.66
 Series A preferred......       .45          .45      .45      .45      1.80
 Series B ESOP preferred.      .905         .905     .905     .905      3.62
Market prices per common
 share
 High....................  $ 46 3/8     $ 52 3/4 $ 57 1/4 $ 68 1/2 $  68 1/2
 Low.....................    38 5/8       41 7/8   50 1/2   52 1/2    38 5/8

- --------
(1) Previously reported as $15.8 million, adjusted by $0.9 million for the effect of changing the discount rate used to compute the present value of postemployment benefits based on subsequent SEC guidance.

                              MCKESSON CORPORATION

                          FINANCIAL NOTES--(CONCLUDED)

                                 FIRST    SECOND   THIRD     FOURTH    FISCAL
                                QUARTER  QUARTER  QUARTER  QUARTER(1)   YEAR
                                -------- -------- -------- ---------- ---------
                                    (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
FISCAL 1993
Revenues....................... $2,836.9 $2,869.3 $3,011.4  $2,951.8  $11,669.4
Gross profit...................    273.4    274.1    273.8     311.9    1,133.2
                                -------- -------- --------  --------  ---------
   Net income.................. $   27.5 $   25.6 $   27.8  $   33.8  $   114.7
                                ======== ======== ========  ========  =========
Earnings per common share
 Fully diluted................. $    .61 $    .56 $    .60  $    .74  $    2.51
                                -------- -------- --------  --------  ---------
 Primary....................... $    .66 $    .60 $    .64  $    .79  $    2.69
                                ======== ======== ========  ========  =========
Cash dividends per share
 Common........................ $    .40 $    .40 $    .40  $    .40  $    1.60
 Series A preferred............      .45      .45      .45       .45       1.80
 Series B ESOP preferred.......     .905     .905     .905      .905       3.62
Market prices per common share
 High.......................... $ 34 1/4 $     40 $ 44 1/4  $ 47 1/8  $  47 1/8
 Low...........................   30 1/4   31 1/4   36 1/2    40 1/2     30 1/4

- --------
(1) Fourth quarter 1993 net income from continuing operations includes $2.8 million of earnings related to the Company's Central American operations offset by other reserve adjustments within the Health Care Services segment. Prior to the fourth quarter of fiscal 1993, the Central American results were included in discontinued operations. Prior quarter results were not restated because the adjustments would not have been material.

P R O X Y

                              MCKESSON CORPORATION

                            PROXY FOR ANNUAL MEETING
                           10:00 A.M., JULY 27, 1994
        SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned, whose signature appears on the reverse side, hereby consti-tutes and appoints Alan Seelenfreund, David E. McDowell and Nancy A. Miller, and each of them, with full power of substitution, proxies to vote all stock of McKesson Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in the Nob Hill Masonic Center, 1111 Cali-fornia Street, San Francisco, California, on July 27, 1994, and any adjourn-ments thereof, as specified upon the matters indicated on the reverse side, and in their discretion upon any other matter that may properly come before said meeting.

      Election of Directors

           Nominees for three-year terms expiring in 1997:
              Leslie L. Luttgens
              David E. McDowell
              Robert H. Waterman, Jr.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                  SEE REVERSE
                                      SIDE

- -------------------------------------------------------------------------------


                       [McKESSON ADVERTISING ART/COUPON]

[X] Please mark your votes as in this example.                        |1562
                                                                       ----
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BELOW.
IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3
AND AGAINST PROPOSAL 4.
- --------------------------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.
- --------------------------------------------------------------------------------

1. Election of Directors (see reverse)
   FOR [_]   WITHHELD[_]
   For, except vote withheld from the following nominee(s):

2. Approval of Amendments to 1978 Stock Option Plan
   FOR [_]   AGAINST [_]   ABSTAIN [_]

3. Approval of appointment of independent auditors
   FOR [_]   AGAINST [_]   ABSTAIN [_]

- --------------------------------------------------------------------------------
 THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

- --------------------------------------------------------------------------------
4. Stockholder Proposal Regarding Executive Compensation
   FOR [_]   AGAINST [_]   ABSTAIN [_]

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
  SIGNATURE(S)                                                            DATE


                                 [COUPON ART]

                                PSIP VOTING CARD
   DIRECTIONS TO TRUSTEE, MCKESSON CORPORATION PROFIT-SHARING INVESTMENT PLAN

To: The Chase Manhattan Bank, N.A.

I direct you as Trustee of the McKesson Corporation Profit-Sharing Investment Plan to vote (in person or by proxy) as I have specified on the reverse side hereof all shares of McKesson Corporation Common Stock and Series B ESOP Preferred Stock allocated to my accounts under the plan at the Annual Meeting of Stockholders of McKesson Corporation on July 27, 1994. You may vote according to your discretion (or that of your proxy holder) on any other matter which may properly come before the meeting.

      Election of Directors

           Nominees for three-year terms expiring in 1997:
              Leslie L. Luttgens
              David E. McDowell
              Robert H. Waterman, Jr.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

                                                                SEE REVERSE
                                                                    SIDE


                           -- FOLD AND DETACH HERE --

THIS VOTING CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BELOW. IF NO DIRECTION IS GIVEN, IT WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

1. Election of Directors (see reverse)
   FOR [_]   WITHELD [_]
   For, except vote withheld from the following nominee(s):

2. Approval of Amendments to 1978 Stock Option Plan
   FOR [_]   AGAINST [_]   ABSTAIN [_]

3. Approval of appointment of independent auditors
   FOR [_]   AGAINST [_]   ABSTAIN [_]

- --------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.
- --------------------------------------------------------------------------------

4. Stockholder Proposal Regarding Executive Compensation
   FOR [_]   AGAINST [_]   ABSTAIN [_]

Dated: ___________________________________________________________________, 1994


________________________________________________________________________________
Signature

Participant: Please sign exactly as name appears at left.

|    PLEASE MARK, SIGN, DATE AND RETURN THIS PSIP VOTING CARD PROMPTLY IN THE
|___ ENCLOSED ENVELOPE.

Please mark inside boxes so that data processing equipment will record your votes.
- --------------------------------------------------------------------------------


                           -- FOLD AND DETACH HERE --

P R O X Y

                              MCKESSON CORPORATION

                            PROXY FOR ANNUAL MEETING
                           10:00 A.M., JULY 27, 1994
        SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned, whose signature appears on the reverse side, hereby consti-tutes and appoints Alan Seelenfreund, David E. McDowell and Nancy A. Miller, and each of them, with full power of substitution, proxies to vote all stock of McKesson Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in the Nob Hill Masonic Center, 1111 Cali-fornia Street, San Francisco, California, on July 27, 1994, and any adjourn-ments thereof, as specified upon the matters indicated on the reverse side, and in their discretion upon any other matter that may properly come before said meeting.

      Election of Directors

           Nominees for three-year terms expiring in 1997:
              Leslie L. Luttgens
              David E. McDowell
              Robert H. Waterman, Jr.
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                   SEE REVERSE
                                                                       SIDE

[X] Please mark your votes as in this example.                          |1562
                                                                         ----

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BELOW.
IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3
AND AGAINST PROPOSAL 4.
- --------------------------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.
- --------------------------------------------------------------------------------
1. Election of Directors (see reverse)
   FOR [_]   WITHHELD [_]
   For, except vote withheld from the following nominee(s):

2. Approval of Amendments to 1978 Stock Option Plan
   FOR [_]   AGAINST [_]   ABSTAIN [_]

3. Approval of appointment of independent auditors
   FOR [_]   AGAINST [_]   ABSTAIN [_]

- --------------------------------------------------------------------------------
 THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.
- --------------------------------------------------------------------------------

4. Stockholder Proposal Regarding Executive Compensation
   FOR [_]   AGAINST [_]   ABSTAIN [_]

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
  SIGNATURE(S)                                                            DATE

MCKESSON CORPORATION
   One Post Street, San Francisco, CA 94104

                                                                            LOGO

June 14, 1994

Dear McKesson Profit-Sharing Investment Plan Participant:

  As a participant in the McKesson Corporation Profit-Sharing Investment Plan ("PSIP"), you are a stockholder in the Corporation. At the Annual Stockholders Meeting, you have the right to instruct the Plan Trustee, on a confidential basis, how the shares of McKesson Common Stock and Series B ESOP Preferred Stock in your account are to be voted on matters that come before the meeting. Your PSIP account includes the shares held for the Company Matching Contributions, PAYSOP, ESOP, PSIP Plus and Quarterly Contributions.

  The enclosed Proxy Statement describes the proposals to be voted on at this year's meeting. The Board of Directors recommends that you vote FOR Proposals 1, 2 and 3 and AGAINST Proposal 4. PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PSIP VOTING CARD IN THE ENVELOPE PROVIDED. If you sign and return this card without marking your choices, your shares will be voted in accordance with the Board of Directors' recommendations as indicated above. This card also gives the Trustee authority to vote on your behalf on any other matters that may properly come before the meeting.

  If the Trustee receives no voting instructions for shares credited to participants' PAYSOP accounts, no vote will be cast on those shares. All other shares for which the Trustee receives no voting instructions from participants, as well as all unallocated Common and Series B ESOP Preferred shares, will be voted by the Trustee in the same proportion as shares for which voting instructions are received.

  Participants who own shares of McKesson stock by means other than through the PSIP will receive a separate proxy card for the voting of those shares.

  To ensure that your shares are represented and voted at the meeting according to your wishes, your signed PSIP voting card must be received by the Trustee by July 22, 1994. The audited financial statements of the Corporation for the fiscal year ended March 31, 1994 are included in the enclosed Appendix to the Proxy Statement. The Annual Report issue of McKesson Today, our quarterly magazine for stockholders and employees, contains condensed financial data derived from the audited financial statements as well as other information of topical interest, and will be distributed separately.

  We urge you to exercise your voting rights as a stockholder. Your vote does make a difference.

                                        Sincerely,
                                        LOGO
                                        Alan Seelenfreund
                                        Chairman and Chief Executive Officer

                    GRAPHIC MATERIAL CROSS-REFERENCE PAGE


    The front bottom half of the proxy card to be mailed to all record stockholders contains a coupon for $2.00 off any Valu-Rite private label product purchased at a Valu-Rite Pharmacy. There is a picture on the left hand side of the coupon showing a Valu-Rite pharmacist consulting with one of the customers. Instructions for redeeming the coupon appear on the reverse bottom side of the proxy card.